Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

REALTY INCOME CORPORATION,

SAINTS MD SUBSIDIARY, INC.

and

SPIRIT REALTY CAPITAL, INC.

Dated as of October 29, 2023

i

Exhibit A - Form of Articles Supplementary of Parent Series A Preferred Stock

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 29, 2023 (this “Agreement”), is by and among Realty Income Corporation, a Maryland corporation (“Parent”), Saints MD Subsidiary, Inc., a Maryland corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and Spirit Realty Capital, Inc., a Maryland corporation (the “Company”). Each of Parent, Merger Sub, and the Company is referred to herein as a “party” and, collectively, the “parties.”

WHEREAS, it is proposed that, at the Effective Time (as defined below), and subject to the terms and conditions set forth in this Agreement, the Company shall merge with and into Merger Sub pursuant to the Merger (as defined below), with Merger Sub continuing as the surviving corporation of the Merger and in which (i) each outstanding share of common stock, par value $0.05 per share, of the Company (the “Company Common Stock”) (other than Excluded Shares) will be converted into the right to receive a number of newly issued shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) equal to 0.762, subject to adjustment as provided in Section 2.5 (the “Merger Consideration” and such ratio, the “Exchange Ratio”), and (ii) each outstanding share of Company Series A Preferred Stock will be converted into the right to receive the Series A Merger Consideration;

WHEREAS, the Board of Directors of the Company has (a) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Merger and the other transactions contemplated by this Agreement, (b) directed that the approval of the Merger and the other transactions contemplated by this Agreement be submitted for consideration at a meeting of the Company’s stockholders and (c) subject to Section 5.4(b)(iii), resolved to recommend that the Company’s stockholders vote in favor of the approval of the Merger (the “Company Board Recommendation”) and to include such recommendation in the Proxy Statement/Prospectus;

WHEREAS, the Board of Directors of Parent has declared advisable the Merger and the other transactions contemplated by this Agreement and has duly and validly authorized the execution and delivery of this Agreement and approved the consummation by Parent of the transactions contemplated hereby, including the issuance of shares of Parent Common Stock and Parent Series A Preferred Stock in connection with the Merger;

WHEREAS, the Board of Directors of Merger Sub has declared advisable the Merger and the other transactions contemplated by this Agreement and has duly and validly authorized the execution and delivery of this Agreement and approved the consummation by Merger Sub of the transactions contemplated hereby, including the Merger;

WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to approve the consummation by Merger Sub of the transactions contemplated hereby, including the Merger; and

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

THE TRANSACTIONS

Section 1.1 The Merger.

(a) Upon the terms and subject to satisfaction or waiver (subject to applicable Law) of the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the “MGCL”), at the Effective Time (as defined below), the Company shall be merged with and into Merger Sub (the “Merger”). As a result of the Merger, the separate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent. The Merger will have the effects provided in this Agreement and as set forth in the MGCL.

(b) The parties shall cause the Merger to be consummated by duly executing and filing as soon as practicable on the Closing Date (as defined below) (i) articles of merger for the Merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of the State of Maryland (“SDAT”), in such form as required by, and executed in accordance with the relevant provisions of, the MGCL and (ii) any other filings, recordings or publications required, if any, under the MGCL in connection with the Merger. The Merger shall become effective at the time when the Articles of Merger have been accepted for record by the SDAT, with such date and time specified in the Articles of Merger, or on such other date and time (not to exceed 30 days from the date the Articles of Merger are accepted for record) as may be agreed to by the Company and Parent and specified in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place on the date that is the second (2nd) Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver (subject to applicable Law) of those conditions as of the Closing), unless another date is agreed to in writing by Parent and the Company. The date on which the Closing actually takes place is referred to herein as the “Closing Date.” The Closing shall take place by electronic exchange of signatures and documents, unless otherwise agreed to in writing by Parent and the Company.

Section 1.3 Organizational Documents.

(a) The charter of Merger Sub as in effect immediately prior to the Effective Time shall be the charter of the Surviving Corporation until thereafter amended in accordance with applicable Law. The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

(b) Prior to the Effective Time, Parent shall supplement, effective no later than the Effective Time, its charter to include the articles supplementary (the “Articles Supplementary”) classifying and designating the 6.000% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of Parent (the “Parent Series A Preferred Stock”) substantially in the form attached hereto as Exhibit A. At the Effective Time, the charter of Parent, as so supplemented, shall be the charter of Parent, until thereafter amended, in accordance with applicable Law.

Section 1.4 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

Section 1.5 Tax Consequences. It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any of the parties or the holders of any of the securities of the parties, the following shall occur:

(a) Company Common Stock. Subject to Section 2.2(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (A) any Excluded Common Shares, and (B) shares subject to Company Restricted Stock Awards) shall be automatically converted into a number of newly issued shares of Parent Common Stock equal to the Exchange Ratio. As a result of the Merger, all shares of Company Common Stock (other than (A) any Excluded Common Shares and (B) shares subject to Company Restricted Stock Awards) shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist as shares of Company Common Stock, and each evidence of shares in book-entry form previously representing shares of Company Common Stock immediately prior to the Effective Time (the “Company Book-Entry Shares”) and each certificate previously representing shares of Company Common Stock immediately prior to the Effective Time (the “Company Common Stock Certificates”) shall thereafter represent the right to receive the shares of Parent Common Stock into which such shares of Company Common Stock were converted, in accordance with Section 2.3, without interest.

(b) Each share of Company Common Stock owned by the Company, Parent or Merger Sub, in each case, immediately prior to the Effective Time (“Canceled Company Shares”), shall be canceled and extinguished without any conversion thereof or consideration paid therefor at the Effective Time by virtue of the Merger. Each share of Company Common Stock owned by any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or the Company, in each case, immediately prior to the Effective Time (together with the Canceled Company Shares, the “Excluded Common Shares”) shall automatically be converted into such number of shares of common stock of the Surviving Corporation, or fraction thereof, such that the ownership percentage of any such Subsidiary of the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

(c) Company Series A Preferred Stock. Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) newly issued share of Parent Series A Preferred Stock (the “Series A Merger Consideration”) and shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption and other rights and restrictions as set forth in the Articles Supplementary. As a result of the Merger, all shares of Company Series A Preferred Stock shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist as shares of Company Series A Preferred Stock, and each evidence of shares in book-entry form previously representing shares of Company Series A Preferred Stock immediately prior to the Effective Time (together with the Company Book-Entry Shares, the “Company Book-Entry Securities”) and each certificate previously representing shares of Company Series A Preferred Stock immediately prior to the Effective Time (together with the Company Common Stock Certificates, the “Company Certificates”) shall thereafter represent the right to receive the shares of Parent Series A Preferred Stock into which such shares of Company Series A Preferred Stock were converted, in accordance with Section 2.3, without interest.

(d) Merger Sub and Parent Capital Stock.

(i) Treatment of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Merger shall remain outstanding following the Merger as a share of the Surviving Corporation.

(ii) Treatment of Parent Common Stock. Each share of Parent Common Stock outstanding immediately prior to the Merger shall remain outstanding following the Merger as a share of Parent Common Stock.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. As of or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Company Certificates and Company Book-Entry Securities for exchange in accordance with this Article II, (i) certificates or, at Parent’s option, evidence of shares in book-entry form representing the shares of Parent Common Stock, issuable pursuant to Section 2.1(a) or Parent Series A Preferred Stock, issuable pursuant to Section 2.1(c), in each case, in exchange for such Company Certificates or Company Book-Entry Securities, as applicable, and (ii) cash in immediately available funds in an amount sufficient to pay the fractional share consideration under Section 2.2(e) and any dividends or other distributions payable under Section 2.2(c), in each case, with respect thereto. Such certificates and evidence of shares in book-entry form for shares of Parent Common Stock and Parent Series A Preferred Stock (together with any deposited cash sufficient to pay the fractional share consideration and any dividends or other distributions with respect thereto) so deposited are hereinafter referred to as the “Exchange Fund.”

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time (but in no event later than five (5) Business Days thereafter), Parent shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of one or more Company Certificates as of immediately prior to the Effective Time, (1) a letter of transmittal (a “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass only upon proper delivery of the Company Certificates (or affidavits of loss in lieu thereof), to the Exchange Agent, and which Letter of Transmittal shall be in such form and have such other provisions as Parent may reasonably specify, and (2) instructions for use in effecting the surrender of Company Certificates in exchange for certificates or, at Parent’s option, evidence of shares in book-entry form representing the shares of Parent Common Stock issuable pursuant to Section 2.1(a) or Parent Series A Preferred Stock, issuable pursuant to Section 2.1(c), together with any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock or Parent Series A Preferred Stock, as applicable, pursuant to and in accordance with Section 2.2(c) and any cash such holder is entitled to receive in lieu of fractional shares of Parent Common Stock pursuant to and in accordance with Section 2.2(e).

(ii) Upon surrender of a Company Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor the shares of Parent Common Stock formerly represented by such Company Certificate pursuant to the provisions of this Article II, plus any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock or Parent Series A Preferred Stock, as applicable, pursuant to and in accordance with Section 2.2(c) and any cash such holder is entitled to receive in lieu of fractional shares of Parent Common Stock that such holder has the right to receive pursuant to and in accordance with Section 2.2(e), to be mailed, made available for collection by hand or delivered by wire transfer, within five (5) Business Days following the later to occur of (A) the Effective Time or (B) the Exchange Agent’s receipt of such Company Certificate (or affidavit of loss in lieu thereof), and the Company Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith canceled. The Exchange Agent shall accept such Company Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Until surrendered as contemplated by this Section 2.2(b), each Company Certificate shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon such surrender, the consideration as expressly set forth in this Article II.

(iii) As promptly as practicable following the Effective Time (but in no event later than five (5) Business Days thereafter), Parent shall cause the Exchange Agent:

(A) to issue to each holder of Company Book-Entry Securities as of immediately prior to the Effective Time that number of uncertificated whole shares of Parent Common Stock or Parent Series A Preferred Stock, as applicable, that such holder is entitled to receive in respect of such Company Book-Entry Securities pursuant to this Article II; and

(B) subject to Section 2.2(h), to issue and deliver to each holder of Company Book-Entry Shares a check or wire transfer of any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock or Parent Series A Preferred Stock, as applicable, pursuant to and in accordance with Section 2.2(c) and any cash such holder is entitled to receive in lieu of fractional shares of Parent Common Stock that such holder has the right to receive pursuant to and in accordance with Section 2.2(e).

(iv) In the event of a transfer of ownership of shares of Company Common Stock or Company Series A Preferred Stock that is not registered in the transfer records of the Company, it shall be a condition of payment that any Company Certificate surrendered in accordance with the procedures set forth in this Section 2.2 shall be properly endorsed or shall be otherwise in proper form for transfer, or any Company Book-Entry Securities shall be properly transferred, and that the Person requesting such payment shall have paid any transfer or similar Tax required by reason of the payment of the consideration to a Person other than the registered holder of the Company Certificate surrendered or Company Book-Entry Securities properly transferred, or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. No interest shall be paid or accrued for the benefit of (A) holders of the Company Certificate on the consideration otherwise payable upon the surrender of the Company Certificate pursuant to this Article II or (B) Company Book-Entry Securities on the consideration otherwise payable in respect of such shares pursuant to this Article II.

(c) Dividends or Other Distributions with Respect to Parent Common Stock. No dividends or other distributions declared or made with respect to Parent Common Stock or Parent Series A Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock or Parent Series A Preferred Stock, as applicable, represented thereby and issuable hereunder, and all such dividends and other distributions shall instead be deposited by Parent with the Exchange Agent and shall be included in the Exchange Fund, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), in each case until the holder of such Company Certificate shall surrender such Company Certificate in accordance with this Article II. Subject to the effect of applicable Laws, following the surrender of any such Company Certificate, there shall be paid to the holder of the certificates and/or evidence of shares in book-entry form representing whole shares of Parent Common Stock or Parent Series A Preferred Stock, as applicable, issued in exchange therefor, without interest, (i) at the time of such surrender the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock or Parent Series A Preferred Stock, as applicable.

(d) No Further Ownership Rights. All shares of Parent Common Stock issued pursuant to the Merger to holders of shares of Company Common Stock (together with any cash paid pursuant to Section 2.2(c), Section 2.2(e) or Section 2.2(i)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. There shall be no further registration of transfers on the stock transfer books of Parent or the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to Parent or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Company Certificates, and/or Company Book-Entry Shares representing Company Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu thereof, upon surrender of the applicable Company Certificates or Company Book-Entry Shares, Parent shall pay each holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (ii) the closing price on the New York Stock Exchange (the “NYSE”), as reported on the consolidated tape at the close of the NYSE regular session of trading, for a share of Parent Common Stock on the last trading day immediately preceding the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former holders of shares of Company Common Stock (whose such shares are entitled to be exchanged for shares of Parent Common Stock in accordance with and subject to the provisions of this Article II) or Company Series A Preferred Stock (whose such shares are entitled to be exchanged for shares of Parent Series A Preferred Stock in accordance with and subject to the provisions of this Article II), in each case, for nine (9) months after the Effective Time shall thereafter be delivered to the Surviving Corporation, upon demand, and any such former holders of shares of Company Common Stock or Company Series A Preferred Stock, as applicable, who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for Company Common Stock or Company Series A Preferred Stock, as applicable, including any amounts in respect of dividends or other distributions on shares of Parent Common Stock or Parent Series A Preferred Stock, as applicable, pursuant to and in accordance with Section 2.2(c) and any cash in lieu of fractional shares of Parent Common Stock pursuant to and in accordance with Section 2.2(e).

(g) No Liability. None of the Company, Parent, Merger Sub, or the Surviving Corporation or any employee, officer, director, agent or affiliate of any of them shall be liable to any holder of shares of Company Common Stock for shares of Parent Common Stock (or dividends or other distributions with respect thereto), to any holder of Company Series A Preferred Stock for shares of Parent Series A Preferred Stock (or dividends or other distributions with respect thereto), or for any cash in lieu of fractional shares of Parent Common Stock from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders or their successors, assigns or personal Representatives previously entitled thereto.

(h) Withholding. Each of Parent, the Company, Merger Sub, the Surviving Corporation and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Series A Preferred Stock or Company Equity Awards (including with respect to any related accrued dividends, dividend equivalents or other distributions) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any applicable provision of state, local or foreign tax law. To the extent that amounts are so deducted or withheld by Parent, the Company, Merger Sub, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be paid to the appropriate taxing authority within the period required under applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Company, Merger Sub, the Surviving Corporation or the Exchange Agent, as applicable.

(i) Dividends and Other Distributions. In the event that a dividend or other distribution with respect to the shares of Company Common Stock or Company Series A Preferred Stock that is permitted under the terms of this Agreement (1) is declared after the date of this Agreement with a record date prior to the Effective Time and (2) has not been paid as of the Effective Time, then the holders of shares of Company Common Stock or the holders of Company Series A Preferred Stock, as applicable, shall be entitled to receive such dividend or other distribution from the Company as of immediately prior to the Effective Time (subject to Section  5.9).

Section 2.3 Further Assurances. If, at any time following the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in Parent its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of any party hereto, or (b) otherwise to carry out the purposes of this Agreement, Parent and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of any such Person, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any such Person, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm Parent’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such party and otherwise to carry out the purposes of this Agreement.

Section 2.4 Treatment of Company Equity Awards.

(a) Company Restricted Stock Award. As of the Effective Time, each Company Restricted Stock Award that is outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and automatically converted into the right to receive (i) a number of newly issued shares of Parent Common Stock (rounded down to the nearest whole number of shares) equal to the product obtained by multiplying (A) the number of shares of Company Common Stock subject to such Company Restricted Stock Award as of immediately prior to the Effective Time by (B) the Exchange Ratio, and (ii) the consideration under Section 2.2(e) in respect of the fractional share of Parent Common Stock to which the holder would otherwise have been entitled.

(b) Company Performance Share Awards. As of the Effective Time, each Company Performance Share Award that is outstanding as of immediately prior to the Effective Time (whether or not then vested) shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and automatically converted into the right to receive (i) a number of newly issued shares of Parent Common Stock (rounded down to the nearest whole number of shares) equal to the product obtained by multiplying (A) the number of shares of Company Common Stock subject to such Company Performance Share Award determined based on, (I) to the extent the Effective Time is prior to the End Date (as defined in the applicable award agreement), the greater of target level of achievement of the applicable performance goals and actual level of achievement of the applicable performance goals as of immediately prior to the Effective Time, and otherwise (II) the actual level of achievement of the applicable performance goals as of the End Date, in each case, as determined in accordance with the terms of the applicable award agreement as in effect on the date hereof, in good faith by the Board of Directors of the Company by (B) the Exchange Ratio, (ii) the consideration under Section 2.2(e) in respect of the fractional share of Parent Common Stock to which the holder would otherwise have been entitled, and (iii) the amount of any accrued and unpaid cash dividend equivalents corresponding to each such Company Performance Share Award.

(c) Termination of Company Equity Plan. As of the Effective Time, the Company Equity Plan will be terminated, and no further Company Restricted Stock Awards, Company Performance Share Awards and stock options or other awards or rights with respect to Shares will be granted thereunder.

(d) Company and Parent Actions. Prior to the Effective Time, the Board of Directors of the Company (or an applicable committee thereof) shall adopt such resolutions as are necessary to effectuate the provisions of this Section 2.4, including to provide for the treatment of the Company Restricted Stock Awards and Company Performance Share Awards (collectively, the “Company Equity Awards”) as contemplated by this Section 2.4 . On the first regularly scheduled payroll date, to occur at least seven (7) Business Days, following the Effective Time, Parent shall pay or deliver or cause the Surviving Corporation to pay or deliver the consideration payable pursuant to this Section 2.4, without interest and net of any applicable withholding or other Taxes or other amounts required by Law to be withheld. This Section 2.4 shall be subject to the last sentence of Section 5.6 of the Company Disclosure Letter.

Section 2.5 Adjustments to Prevent Dilution. If, at any time during the period between the date of this Agreement and the Effective Time, there is a change in the number or class of (i) issued and outstanding shares of Company Common Stock, or (ii) issued and outstanding shares of Parent Common Stock, or securities convertible or exchangeable into shares of Company Common Stock or shares of Parent Common Stock, in each case, as a result of a reclassification, stock or unit split (including reverse stock or unit split), stock or unit dividend or other distribution (including any dividend or other distribution of securities convertible into stock or units) or other stock or unit distribution, recapitalization, combination or exchange offer of shares or other similar transaction, the Exchange Ratio shall be equitably adjusted, without duplication, to proportionally reflect any such change; provided, that this Section 2.5 shall not be construed to permit the Company or Parent to take any action with respect to its or its respective Subsidiaries’ securities that is otherwise prohibited by the terms of this Agreement.

Section 2.6 Lost Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate or to be lost, stolen or destroyed and, if requested by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(f), Parent) shall issue, in exchange for such lost, stolen or destroyed Company Certificate, the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Company Certificate were converted, or the shares of Parent Series A Preferred Stock into which the shares of Company Series A Preferred Stock represented by such Company Certificate were converted, in each case, pursuant to this Article II, together with any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock or Parent Series A Preferred Stock, as applicable, pursuant to and in accordance with Section 2.2(c) and any cash such holder is entitled to receive in lieu of fractional shares of Parent Common Stock pursuant to and in accordance with Section 2.2(e).

Section 2.7 No Dissenters’ Rights. No dissenters’, or objecting stockholders’ appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Company. Except (x) as set forth in the disclosure letter delivered to Parent by the Company immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any matter disclosed pursuant to any section or subsection of the Company Disclosure Letter shall be deemed to be disclosed for all purposes of this Agreement and the Company Disclosure Letter, as long as the relevance of such disclosure is reasonably apparent on the face of such disclosure) or (y) as disclosed in the Company SEC Documents (as defined below) filed with the SEC since December 31, 2020 (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of such reports or any other disclosures in such reports to the extent they are predictive, cautionary or forward-looking in nature), and provided that nothing set forth or disclosed in any such Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 3.1(b) or Section 3.2(d)(ii), the Company hereby represents and warrants to Parent as follows:

(a) Organization, Standing and Power.

(i) The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its business as presently conducted. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, with the corporate, partnership or limited liability company (as the case may be) power and authority to own and operate its business as presently conducted. The Company and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership and operation of its properties or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) Section 3.1(a)(ii) of the Company Disclosure Letter sets forth a true and complete list of the Subsidiaries of the Company, together with the jurisdiction of organization or incorporation, as the case may be, of each such Subsidiary. Each Subsidiary of the Company is in compliance in all material respects with the terms of its organizational documents.

(iii) Except as set forth on Section 3.1(a)(iii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Subsidiaries of the Company, and investments in short-term investment securities that would constitute “cash items” within the meaning of Section 856(c)(4)(A) of the Code).

(iv) Section 3.1(a)(iv) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company that is a REIT, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 350,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share, of the Company, of which 6,900,000 shares are classified and designated as Company Series A Preferred Stock. As of the close of business on October 25, 2023, (A) (i) 141,331,218 shares of Company Common Stock were issued and outstanding (including 206,817 shares of Company Common Stock subject to unvested Company Restricted Stock Awards), (ii) 6,900,000 shares of Company Series A Preferred Stock were issued and outstanding, (iii) 4,630,723 shares of Company Common Stock were reserved for issuance pursuant to future awards under the Company Equity Plan, (iv) 1,971,896 shares of Company Common Stock were subject to outstanding Company Performance Share Awards (assuming maximum performance), (v) no shares of Company Common Stock were held by any Subsidiaries of the Company and (B) no Company Partnership Units (including Company Partnership Preferred Units) were issued and outstanding, other than such Partnership Units issued to the Company and its wholly owned Subsidiaries in such amounts set forth on Section 3.1(b)(i) of the Company Disclosure Letter. All outstanding shares of Company Common Stock and Company Series A Preferred Stock, and all outstanding Company Partnership Units have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.

(ii) No bonds, debentures, notes or other Indebtedness having the right to vote on any matters on which stockholders may vote (“Voting Debt”) of the Company or any of its Subsidiaries is issued or outstanding.

(iii) As of the close of business on October 25, 2023, except for (A) this Agreement and (B) the outstanding Company Restricted Stock Awards and Company Performance Share Awards in the amounts set forth in Section 3.1(b)(i)), there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the close of business on October 25, 2023, there are no outstanding contractual obligations of the Company, except as set forth on Section 3.1(b)(iii) of the Company

Disclosure Letter, (1) other than in respect of Company Equity Awards under the Company Equity Plan, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or (2) pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

(iv) As of the close of business on October 25, 2023, except for (A) this Agreement and (B) the outstanding Company Restricted Stock Awards and Company Performance Share Awards in the amounts set forth in Section 3.1(b)(i)), there are no options, warrants, calls, rights, commitments or agreements of any character to which any Subsidiary of the Company is a party or by which any such Subsidiary is bound obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of the Company or of any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the close of business on October 25, 2023, there are no outstanding contractual obligations of any of the Company’s Subsidiaries, except as set forth on Section 3.1(b)(iii) of the Company Disclosure Letter, (1) other than in respect of Company Equity Awards under the Company Equity Plan, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or (2) pursuant to which the Company or any of its Subsidiaries is or could be required to register shares of Company Common Stock or other securities under the Securities Act.

(c) Authority.

(i) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the receipt of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to approve the Merger and the other transactions contemplated by this Agreement (the “Company Required Stockholders Vote”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Company, and no other corporate action on the part of the Company, other than the receipt of the Company Required Stockholders Vote, is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and (subject to execution by the other parties thereto) constitutes a valid and binding obligation of the Company, subject to execution by the other parties thereto, enforceable against the Company in accordance with its terms, except as enforceability is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles.

(ii) Except as set forth on Section 3.1(c)(ii) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby, will not (A) subject to the receipt of the Company Required Stockholders Vote, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, regardless of context, a “Violation”) pursuant to, any provision of the organizational documents of the Company, or (B) subject to obtaining or making the notification, filings, consents, approvals, Orders, authorizations, registrations, waiting period expirations or terminations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any Contract (other than the right to terminate a Contract as a result of the consummation of the transactions contemplated by this Agreement in any Contract that is terminable by a party other than the Company or any of its Subsidiaries without cause or penalty or liability on not more than thirty (30) days’ notice or less), Company Benefit Plan or Law applicable to the Company or any of its Subsidiaries or their respective properties or assets, which Violation under this clause (B) only would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) Except for (A) the applicable requirements, if any, of state securities or “blue sky” Laws (“Blue Sky Laws”), (B) required filings or approvals under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, (C) any filings or approvals required under the rules and regulations of the NYSE, (D) any required filings or authorizations, clearances, consents, approvals, or waiting period terminations or expirations under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and foreign antitrust, competition or merger control Laws, (E) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and (F) the filing of the Articles Supplementary with, and the acceptance for record of the Articles Supplementary by the SDAT pursuant to the MGCL, no consent, approval, Order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, as applicable, the failure to make or obtain which would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) SEC Documents; Regulatory Reports.

(i) The Company has timely filed or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2020 together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(ii) The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2020, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(iii) Except as set forth on Section 3.1(d)(iii) of the Company Disclosure Letter, the Company has made available to Parent complete and correct copies of all written correspondence between the SEC, on the one hand, and the Company, on the other hand, since December 31, 2020.

(iv) Neither the Company nor any Subsidiary of the Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any Contract relating to any transaction or relationship between or among the Company or any Subsidiary of the Company, on the one hand, and any unconsolidated affiliate of the Company, or any Subsidiary of the Company, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Subsidiary of the Company or any of their financial statements or other Company SEC Documents.

(v) Since December 31, 2020, (A) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2020, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis), and (B) to the knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to the Board of Directors of the Company or any committee thereof evidence of a material Violation of securities Laws or breach of fiduciary duty relating to periods after December 31, 2020, by the Company or any of its officers, directors, employees or agents.

(e) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the applicable Form is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement/Prospectus (as defined below) will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

(f) Compliance with Applicable Laws. The Company and each of its Subsidiaries is in compliance with all Laws applicable to their operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice since December 31, 2020 asserting a failure, or possible failure, to comply with any such Law, the subject of which written notice has not been resolved as required thereby or otherwise to the reasonable satisfaction of the party sending the notice, except for (i) matters being contested in good faith and set forth in Section 3.1(f) of the Company Disclosure Letter and (ii) such failures as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Legal Proceedings. There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of the Company, threatened in writing, against or affecting the Company or any of its Subsidiaries as to which there is a significant possibility of an adverse outcome which would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor is there any judgment, decree, injunction or Order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company which would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) Taxes. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) the Company and each of its Subsidiaries have (A) duly and timely filed (or there have been timely filed on their behalf) with the appropriate taxing authority all Tax Returns required to be filed by them (after giving effect to any extensions), and such Tax Returns are true, correct and complete, (B) duly paid in full (or there has been paid on their behalf), or made adequate provision for, all Taxes required to be paid by them, and (C) withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;

(ii) neither the Company nor any of its Subsidiaries has received a written claim or, to the knowledge of the Company, an unwritten claim, by any taxing authority in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(iii) there are no disputes, audits, examinations or proceedings pending (or threatened in writing), or claims asserted, for Taxes upon the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes;

(iv) neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign income Tax Law), has requested, has received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes;

(v) neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect;

(vi) there are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and, after the Closing Date, neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date (in each case, excluding customary tax indemnities included in loan agreements or commercial agreements entered into in the ordinary course of business, agreements solely between the Company and/or its Subsidiaries and the Company Tax Protection Agreements (as defined below));

(vii) neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or a Subsidiary of the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract (excluding customary commercial contracts not primarily related to Taxes and the Company Tax Protection Agreements (as defined below)), or otherwise;

(viii) (1) the Company (A) for all taxable years commencing with its taxable year ended December 31, 2005 through its taxable year ended December 31 immediately prior to the Effective Time, has elected and has been subject to federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for federal Tax purposes for such years, (B) at all times since such date, has operated in such a manner so as to qualify as a REIT for federal Tax purposes and will continue to operate (in each case, taking into account the permitted REIT Dividends (as defined below) under Section 5.9(b)) through the Effective Time in such a manner so as to so qualify for the taxable year that includes the Closing Date and (C) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to the Company’s knowledge, threatened and (2) each Subsidiary of the Company has been since the later of its acquisition or formation and continues to be treated for federal and state income Tax purposes as (A) a partnership or a disregarded entity and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a Qualified REIT Subsidiary, (C) a Taxable REIT Subsidiary or (D) a REIT;

(ix) (1) Section 3.1(h)(ix) of the Company Disclosure Letter sets forth each asset of the Company and the Subsidiaries of the Company which would be subject to rules similar to Section 1374 of the Code and (2) with respect to each such asset, Section 3.1(h)(ix) of the Company Disclosure Letter sets forth (A) the amount of any gain that could be subject to Tax pursuant to such rules, based on a good faith estimate of the value of such asset at the relevant date that a determination thereof is required to be made under such rules (it being understood that the estimated value of any such asset that is a partnership interest shall be determined on a “look-through” basis by reference to the underlying assets) and (B) the date after which such gain will no longer be subject to Tax pursuant to such rules;

(x) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2);

(xi) neither the Company nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) currently has or, as of December 31 of any taxable year through and including the taxable year ended December 31 immediately prior to the Effective Time, has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code;

(xii) except as set forth on Section 3.1(h)(xii) of the Company Disclosure Letter, (A) there are no Tax Protection Agreements to which the Company or any of its Subsidiaries is a party (a “Company Tax Protection Agreement”) currently in force, and (B) no Person has raised, or to the knowledge of the Company threatened to raise, a material claim against the Company or any of its Subsidiaries for any breach of any Company Tax Protection Agreement and none of the transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any Company Tax Protection Agreement;

(xiii) as of the date of this Agreement, the Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and

(xiv) neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355(a) of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i) Material Contracts. Section 3.1(i) of the Company Disclosure Letter sets forth a list of all Company Material Contracts as of the date of this Agreement, true, correct and complete copies of which the Company has made available to Parent prior to the date of this Agreement. For purposes of this Agreement, “Company Material Contract” means any Contract (other than Company Benefit Plans or insurance policies) to which the Company or any of its Subsidiaries is a party to or bound that:

(i) is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Exchange Act;

(ii) contains any non-compete or exclusivity provision or otherwise limits in any material respect the ability of the Company or any of its Subsidiaries to engage in any line of business in any geographic area, except for any such provision that may be contained in the Company Leases entered into in the ordinary course of business consistent with past practice;

(iii) involves the future acquisition of assets or properties with a fair market value in excess of $1,000,000;

(iv) obligates the Company or any of its Subsidiaries to make non-discretionary expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $2,000,000, in any 12-month period, other than any Company Lease or any ground lease pursuant to which any third party is a lessee or sublessee on any Company Property (as defined below); or

(v) evidences a capitalized lease obligation or other Indebtedness to any Person, or any guaranty thereof, in excess of $2,000,000, other than any Contract in respect of a ground lease or office leases or obligations thereunder. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company Material Contracts is a legal, valid and binding obligation of the Company, or the Subsidiary of the Company that is a party thereto, and, to the Company’s knowledge, the other parties thereto, enforceable against the Company and its Subsidiaries and, to the Company’s knowledge, the other parties thereto in accordance with its terms, except as such enforceability is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles. None of the Company or any of its Subsidiaries is, and to the Company’s knowledge no other party is, in breach, default or Violation (and no event has occurred or not occurred through the Company’s or any Subsidiary of the Company’s action or inaction or, to the Company’s knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or Violation) of any term, condition or provision of any Company Material Contract to which the Company or any Subsidiary of the Company is now a party, or by which any of them or their respective properties or assets may be bound, except for such breaches, defaults or Violations as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j) Benefit Plans.

(i) Section 3.1(j)(i) of the Company Disclosure Letter contains a true, complete and correct list of each material Benefit Plan sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or which the Company or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, other than any plan or program maintained by a Governmental Entity to which the Company or its Subsidiaries contribute pursuant to applicable Law (the “Company Benefit Plans”). No Company Benefit Plan is established or maintained outside of the United States or for the benefit of current or former employees, directors or individual independent contractors of the Company or any of its Subsidiaries residing outside of the United States.

(ii) The Company has delivered or made available to Parent a true, correct and complete copy of each Company Benefit Plan and, with respect thereto, if applicable, (A) all amendments, trust (or other funding vehicle) agreements, summary plan descriptions and insurance Contracts, (B) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the IRS and the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (C) the most recent determination or opinion letter from the IRS for such Company Benefit Plan, (D) any notice to or from the IRS or any office or Representative of the Department of Labor relating to any unresolved material compliance issues in respect of such Company Benefit Plan, and (E) all material correspondence since December 31, 2020 from any Governmental Entity regarding any active or threatened legal proceeding regarding any Company Benefit Plan.

(iii) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including, but not limited to, ERISA and the Code and in each case the regulations promulgated thereunder, (B) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification from the IRS or is entitled to rely on an advisory or opinion letter as to its qualification issued with respect to an IRS approved master and prototype or volume submitter plan, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, (C) neither the Company nor its Subsidiaries has engaged in a transaction that has resulted in, or could result in, the assessment of a civil penalty upon the Company or any of its Subsidiaries pursuant to Section 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code that has not been satisfied in full, (D) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries, (E) all payments required to be made by or with respect to each Company Benefit Plan (including all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been timely made or paid by the Company or its Subsidiaries in accordance with the provisions of each of the Company Benefit Plans and applicable Law and (F) there are no pending or, to the Company’s knowledge, threatened claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any Company Benefit Plan (other than routine claims for benefits).

(iv) No Company Benefit Plan is, and none of the Company, any of its Subsidiaries or any other entity (whether or not incorporated) that, together with the Company or a Subsidiary of the Company, would be treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA, maintains, contributes to, or participates in, or has ever during the past six (6) years maintained, contributed to, or participated in, or otherwise has any obligation or liability with respect to: (A) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (C) any plan or arrangement which provides retiree medical or welfare benefits, except as required by applicable Law.

(v) Neither the Company nor any Subsidiary has any obligation to provide (whether under a Company Benefit Plan or otherwise) health, accident, disability, life or other welfare benefits to any current or former director, employee or other service provider of the Company or any of its Subsidiaries (or any spouse, beneficiary or dependent of the foregoing) beyond the termination of employment or other service of such director, employee or other service provider, other than health continuation coverage pursuant to Section 4980B of the Code.

(vi) Except as set forth in Section 3.1(j)(vi) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director, employee or other service provider of the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, (B) increase any benefits otherwise payable or trigger any other obligation under any Company Benefit Plan, (C) result in any acceleration of the time of payment, funding or vesting of any such benefits or (D) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. No Company Benefit Plan provides for, and neither the Company nor any of its Subsidiaries is otherwise obligated to provide, the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.

(vii) Each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom.

(k) Employment and Labor Matters.

(i) (A) Except in accordance with applicable Law, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, (B) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries pending or, to the Company’s knowledge, threatened, (C) to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (D) there is no unfair labor practice, labor dispute (other than routine individual grievances), labor arbitration proceeding or claim, complaint or grievance relating to plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any employee, in each case, pending or, to the knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries, and (E) there is no slowdown or work stoppage in effect or, to the knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries, nor, has the Company or any of its Subsidiaries experienced any events described in clauses (B), (D) and this clause (E) hereof within the past three (3) years, except, in the case of each of (B), (D) and (E), as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) Except for such matters as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and have been, in compliance with all applicable Laws respecting labor and employment, including (A) employment and employment practices, (B) terms and conditions of employment and wages and hours, (C) unfair labor practices and (D) occupational safety and health and immigration.

(iii) The Company has provided Parent with an accurate and complete list of the names of all present employees of the Company or any of the Subsidiaries and each such employee’s title, hire date, annual base salary or hourly wage rate (as applicable), bonus or other cash incentive opportunity, principal location (city, state (where applicable) and country), and status as exempt or non-exempt from the overtime requirements of applicable wage and hour Laws, and indicating whether such employee is on a work visa as of the date of this Agreement.

(iv) The Company has provided Parent with a list of all individual independent contractors and individual consultants (including those providing services through their own wholly owned entities) currently engaged by the Company or any of the Subsidiaries, along with the services provided by, date of retention for and rate of remuneration for each such Person.

(l) Absence of Certain Changes. From December 31, 2022 through the date hereof, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course in all material respects, and (ii) there has not been a Company Material Adverse Effect that is continuing.

(m) Board Approval. The Board of Directors of the Company, by resolutions duly adopted by unanimous vote of those directors voting at a meeting duly called and held, has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, to be advisable and in the best interests of the Company and its stockholders, and (ii) resolved to recommend that the stockholders of the Company approve the Merger and direct that such matter be submitted for consideration by the Company stockholders at the Company Stockholders Meeting (as defined below).

(n) Takeover Statute. The Company has taken such actions and votes as are necessary on its part to render the provisions of any “fair price,” “moratorium” or “control share acquisition” statute, including, the provisions contained in Subtitle 6 or Subtitle 7 of Title 3 of the MGCL or the provisions of any other anti-takeover statute or similar federal or state statute (the “Takeover Statutes”) inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

(o) Vote Required. The Company Required Stockholders Vote is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger and the other transactions contemplated by this Agreement.

(p) Properties.

(i) Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Company and its Subsidiaries, taken as a whole, (A) the Company has delivered to or made available to Parent a true, correct and complete copy of each Material Company Lease, (B) to the knowledge of the Company, each Material Company Lease is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to a Material Company Lease, is in default beyond any applicable notice and cure period under any Material Company Lease, which default is in effect on the date of this Agreement and (C) neither the Company nor its Subsidiaries has, prior to the date hereof, received from any counterparty under any Material Company Lease a notice of any intention to vacate or terminate prior to the end of the term of such Material Company Lease. Section 3.1(p)(i) of the Company Disclosure Letter sets forth, as of October 25, 2023, a complete list of all Material Company Leases, including, with respect to each Material Company Lease, the address, the identities of the landlord and tenant, the square feet of rented area, the annualized rent as of the date hereof and the remaining term of such lease. Except as set forth on Section 3.1(p)(i) of the Company Disclosure Letter or except as has been resolved prior to the date hereof, as of the date of this Agreement, (1) no counterparty under any Material Company Lease is currently asserting in writing a right to cancel or terminate such Material Company Lease prior to the end of the current term, and (2) neither the Company nor any of its Subsidiaries has received notice of any insolvency or bankruptcy proceeding (or threatened proceedings) involving any tenant under any Material Company Lease where such proceeding remains pending, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Company and its Subsidiaries, taken as a whole.

(ii) Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Company and its Subsidiaries, taken as a whole, the Company or a Subsidiary of the Company owns fee simple title to or has a valid leasehold interest in, each of the real properties reflected as an asset on the most recent balance sheet of the Company included in the Company SEC Documents (each, a “Company Property” and collectively, the “Company Properties”), in each case free and clear of all Liens except for (A) debt and other matters set forth in Section 3.1(p)(ii) of the Company Disclosure Letter, (B) inchoate mechanics’, workmen’s, repairmen’s and other inchoate Liens imposed for construction work in progress or otherwise incurred in the ordinary course of business, (C) mechanics’, workmen’s and repairmen’s Liens (other than inchoate Liens for work in progress) which have heretofore been bonded or insured, (D) all matters disclosed on existing title policies or surveys, none of which, individually or in the aggregate, would have a material adverse effect on the use and operation of such Company Property, (E) real estate Taxes and special assessments not yet due and payable or which are being contested in good faith in the ordinary course of business and (F) Liens and other encumbrances that would not cause a material adverse effect on the value or use of the affected property. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any Subsidiary of the Company has received written notice to the effect that there are any condemnation proceedings that are pending or, to the knowledge of the Company, threatened, with respect to any material portion of any of the Company Properties. Except for the owners of the properties in which the Company or any Subsidiary of the Company has a leasehold interest and except for any Company Property that is held by a fund, no Person other than the Company or a Subsidiary of the Company has any ownership interest in any of the Company Properties (other than immaterial easements, licenses or similar rights). Section 3.1(p)(ii) of the Company Disclosure Letter contains a complete and accurate list in all material respects of the street addresses of each parcel of Company Property (to the extent such parcels have street addresses).

(iii) Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Company and its Subsidiaries, taken as a whole, policies of title insurance or updates or endorsements have been issued, insuring the Company’s or the applicable Subsidiary of the Company’s fee simple or leasehold title to such Company Property in amounts at least equal to the purchase price paid for ownership or leasehold interest of such Company Property or such entity that owned such Company Property at the time of the issuance of each such policy, and no material claim has been made against any such policy that has not been resolved.

(iv) Except as set forth on Section 3.1(p)(iv) of the Company Disclosure Letter, the Company and any Subsidiary of the Company (A) have not received written notice of any structural defects, or Violation of Law, relating to any Company Property which would have, or would reasonably be expected to be, individually or in the aggregate, material and adverse to the Company and its Subsidiaries, taken as a whole and (B) have not received written notice of any physical damage to any Company Property which would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the use and operation of such Company Property for which there is not insurance in effect covering the cost of the restoration and the loss of revenue.

(v) Except for as set forth on Section 3.1(p)(v) of the Company Disclosure Letter, there are no agreements which restrict the Company or any Subsidiary of the Company from transferring any of the Company Properties, and none of such Company Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of financing thereon, except, in each case, as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(vi) The Company and the Subsidiaries of the Company have good and sufficient title to, or are permitted to use under valid and existing leases, all personal and non-real properties and assets reflected in their books and records as being owned by them or reflected on the most recent balance sheet of the Company included in the Company SEC Documents (except as has since been sold or otherwise disposed of in the ordinary course of business) or used by them in the ordinary course of business, free and clear of all Liens, and except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(vii) Except for discrepancies, errors or omissions that would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Company and its Subsidiaries, taken as a whole, the property data tape, dated as of October 25, 2023, which data tape has previously been made available to Parent by or on behalf of the Company or its Subsidiaries, correctly (A) references each Company Lease that was in effect as of October 25, 2023 and to which the Company or its Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Company Properties, (B) identifies the rent currently payable and future rent escalators, (C) identifies the expiration date of the Company Lease and any extension options and (D) identifies whether the Company Lease is NNN or NN (as those terms are customarily used in the Company’s industry) with respect to the individual Company Property subject to such Company Lease. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all security deposits have been held by the Company or any of its Subsidiaries, as applicable, in accordance with applicable Law and the applicable Company Leases.

(q) Environmental Matters. Except as set forth in Section 3.1(q) of the Company Disclosure Letter or as otherwise would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) (A) The Company, each Subsidiary of the Company and each of the Company Properties is in compliance and, except for matters that have been fully and finally resolved, has complied with all applicable

Environmental Laws; (B) there is no litigation, investigation, request for information or other claim or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company under any applicable Environmental Laws or with respect to Hazardous Materials; (C) the Company holds all of the Permits (as defined below) required under applicable Environmental Laws for its current operations and is in compliance with the terms of any such Permits; and (D) the Company has not received any written notice of Violation or actual or potential liability under any applicable Environmental Laws or with respect to Hazardous Materials that remains unresolved, or that any judicial, administrative or compliance Order or claim has been issued against the Company or any Subsidiary of the Company which remains unresolved;

(ii) to the knowledge of the Company, neither the Company nor any Subsidiary of the Company has used, generated, stored, treated or handled any Hazardous Materials on the Company Properties in a manner that would reasonably be expected to result in liability under any Environmental Law, and there are currently no underground storage tanks, active or abandoned, used now or in the past for the storage of Hazardous Materials on, in or under any Company Properties in Violation of applicable Environmental Laws. To the knowledge of the Company, neither the Company nor any Subsidiary of the Company nor any other Person has caused a release of or arranged for the disposal or treatment of Hazardous Materials at any site that would reasonably be expected to result in liability or remediation obligations to the Company or any Subsidiary of the Company under any Environmental Law; and

(iii) to the knowledge of the Company, all Hazardous Material which has been removed from any Company Properties was handled, transported and disposed of at the time of removal in compliance with applicable Environmental Laws.

(r) Intellectual Property. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries own or have a valid license to use all trademarks, service marks, trade names, copyrights and patents (including any registrations or applications for registration of any of the foregoing) (collectively, the “Company Intellectual Property”) necessary to carry on their business substantially as currently conducted, (ii) neither the Company nor any such Subsidiary has received any notice of infringement of or conflict with, and to the Company’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Company Intellectual Property and (iii) to the Company’s knowledge, no Person is infringing on or violating any rights of the Company Intellectual Property.

(s) Permits. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the permits, licenses, approvals, variances, exemptions, orders, franchises, certifications and authorizations from Governmental Entities and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy (collectively, “Permits”) held by the Company and its Subsidiaries are valid and sufficient in all respects for all business presently conducted by the Company and its Subsidiaries and for the operation of the properties of the Company and its Subsidiaries, (ii) all applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities and (iii) neither the Company nor any of its Subsidiaries has received any claim or notice indicating that the Company or any of its Subsidiaries is currently not in compliance with the terms of any such Permits, and to the Company’s knowledge no such noncompliance exists.

(t) Insurance. The Company and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as the Company’s management believes is reasonable and customary for its business. The Company or the applicable Subsidiary of the Company has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies, except, in each case, as would not reasonably be expected, individually or in the aggregate to be material and adverse to the Company and its Subsidiaries, taken as a whole. All such policies are valid, outstanding and enforceable and neither the Company nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has the Company or any of its Subsidiaries received any notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business consistent with past practice or such as is normal and customary in the Company’s industry.

(u) No Joint Ventures or Partnerships. Neither the Company nor any Subsidiary of the Company is party to, directly or indirectly, any (i) partnership, joint venture, co-investment or similar agreement with any third party related to the ownership or investment in real property or (ii) any other material partnership, joint venture, co-investment or similar agreement with any third party.

(v) Investment Company Act of 1940. Neither the Company nor any Subsidiary of the Company is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(w) Brokers or Finders. Neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has engaged J.P. Morgan Securities LLC (“J.P. Morgan”) and Morgan Stanley & Co. LLC (“Morgan Stanley”) as its financial advisors and will owe fees, compensation and indemnification to each of J.P. Morgan and Morgan Stanley in connection therewith. A full and complete copy of the engagement letters with J.P. Morgan and Morgan Stanley have been made available to Parent prior to the date hereof.

(x) Opinion of the Company’s Financial Advisors. The Board of Directors of the Company has received the opinions of each of J.P. Morgan and Morgan Stanley, to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Company Common Stock (other than the Company, Parent, Merger Sub and any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or the Company).

(y) No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Company’s most recent balance sheet as of June 30, 2023 or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since June 30, 2023; (iii) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and (iv) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(z) No Additional Representations. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses or (ii) any oral or, except for the representations and warranties made by the Company in this Article III, written information presented to Parent, Merger Sub or any of their affiliates or Representatives in the course of their due diligence investigation of the

Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

Section 3.2 Representations and Warranties of Parent. Except (x) as set forth in the disclosure letter delivered to the Company by Parent immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any matter disclosed pursuant to any section or subsection of the Parent Disclosure Letter shall be deemed to be disclosed for all purposes of this Agreement and the Parent Disclosure Letter, as long as the relevance of such disclosure is reasonably apparent on the face of such disclosure) or (y) as disclosed in the Parent SEC Documents filed with the SEC since December 31, 2020 (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of such reports or any other disclosures in such reports to the extent they are predictive, cautionary or forward-looking in nature), and provided that nothing set forth or disclosed in any such Parent SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 3.2(b) or Section 3.2(d)(ii), Parent hereby represents and warrants to the Company as follows:

(a) Organization, Standing and Power.

(i) Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its business as presently conducted. Each of Parent’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, with the corporate, partnership or limited liability company (as the case may be) power and authority to own and operate its business as presently conducted. Parent and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership and operation of its properties or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(ii) Section 3.2(a)(ii) of the Parent Disclosure Letter sets forth a true and complete list of the Subsidiaries of Parent, together with the jurisdiction of organization or incorporation, as the case may be, of each such Subsidiary. Each Subsidiary of Parent and, to Parent’s knowledge, each joint venture of Parent, is in compliance in all material respects with the terms of its organizational documents.

(iii) Except as set forth on Section 3.2(a)(iii) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Subsidiaries of Parent, the joint ventures of Parent and investments in short-term investment securities that would constitute “cash items” within the meaning of Section 856(c)(4)(A) of the Code).

(iv) Section 3.2(a)(iv) of the Parent Disclosure Letter sets forth a true and complete list of each Subsidiary of Parent that is a REIT, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary.

(b) Capital Structure.

(i) The authorized capital stock of Parent consists of 1,300,000,000 shares of Parent Common Stock and 69,900,000 shares of preferred stock, par value $0.01 per share. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, par value $0.01 per share. From the date hereof until immediately prior to the Merger, all of the capital stock or other equity interests of Merger Sub shall be owned, directly or indirectly, by Parent. As of the close of business on October 25, 2023, (A) (i) 723,912,487 shares of Parent Common Stock were issued and outstanding (including the shares subject to Parent Restricted Stock Awards included in clause (iii) below), (ii) 25,222,249 shares of Parent Common Stock were reserved for issuance pursuant to future awards under the Parent Management Incentive Plan, the Parent 2003 Stock Incentive

Award Plan, the Parent 2012 Incentive Award Plan, the Parent 2021 Incentive Award Plan and the Parent Dividend Reinvestment and Stock Purchase Plan (collectively, the “Parent Equity Plans”), (iii) 355,097 shares of Parent Common Stock were subject to Parent Restricted Stock Awards, (iv) 1,064,176 shares of Parent Common Stock were subject to Parent Performance Share Awards (assuming maximum performance for any such awards that are subject to performance-based vesting), (v) 50,330 shares of Parent Common Stock were subject to Parent RSU Awards, (vi) 45,379 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent Stock Options, (vii) 2,333 shares of Parent Common Stock were subject to Parent DSU Awards and (viii) no shares of Parent Common Stock were held by Subsidiaries of Parent and (B) no shares of Parent preferred stock were issued and outstanding. All outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.

(ii) No Voting Debt of Parent or any of its Subsidiaries is issued or outstanding.

(iii) As of the close of business on October 25, 2023, except for (A) this Agreement and the partnership agreement of Parent, L.P. (the “Parent Partnership Agreement”), (B) partnership units outstanding under the Parent Partnership Agreement, and (C) awards in respect of Parent Common Stock issued and outstanding under the Parent Equity Plans (“Parent Equity Awards”), there are no options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of common stock or any Voting Debt or stock appreciation rights of Parent or obligating Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the close of business on October 25, 2023, there are no outstanding contractual obligations of Parent (1) other than in respect of partnership units under the Parent Partnership Agreement or in respect of Parent Equity Awards under the Parent Equity Plans, to repurchase, redeem or otherwise acquire any shares of common stock of Parent or (2) pursuant to which Parent is or could be required to register shares of Parent Common Stock or other securities under the Securities Act.

(iv) As of the close of business on October 25, 2023, except for (A) this Agreement and the partnership agreement of Parent, L.P. (the “Parent Partnership Agreement”), (B) partnership units outstanding under the Parent Partnership Agreement, and (C) awards in respect of Parent Common Stock issued and outstanding under the Parent Equity Plans (“Parent Equity Awards”), there are no options, warrants, calls, rights, commitments or agreements of any character to which any Subsidiary of Parent is a party or by which any such Subsidiary is bound obligating Parent or any Subsidiary of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of common stock or any Voting Debt or stock appreciation rights of Parent or of any Subsidiary of Parent or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the close of business on October 25, 2023, there are no outstanding contractual obligations of any of Parent’s Subsidiaries (1) other than in respect of partnership units under the Parent Partnership Agreement or in respect of Parent Equity Awards under the Parent Equity Plans, to repurchase, redeem or otherwise acquire any shares of common stock of Parent or any of its Subsidiaries or (2) pursuant to which Parent or any of its Subsidiaries is or could be required to register shares of Parent Common Stock or other securities under the Securities Act.

(c) Authority.

(i) Each of Parent, and Merger Sub has all requisite corporate power and authority to execute, deliver and perform their applicable obligations under this Agreement, and to consummate the transactions contemplated hereby, as applicable. The execution and delivery of this Agreement by Parent and Merger Sub, as applicable, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent (in the case of Parent), by the Board of Directors of Merger Sub and the sole stockholder of Merger Sub (in the case of Merger Sub), and all other necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, as applicable, and (subject to execution by the other parties thereto) constitutes a valid and binding obligation of each of Parent and Merger Sub, as applicable, subject to execution by the other parties thereto, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, except as enforceability is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles.

(ii) Except as set forth on Section 3.2(c)(ii) of the Parent Disclosure Letter, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, as applicable will not, (A) conflict with, or result in any Violation of, any provision of the organizational documents of Parent or Merger Sub or (B) subject to obtaining or making the notification, filings, consents, approvals, Orders, authorizations, registrations, waiting period expirations or terminations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any Contract, Parent Benefit Plan (as defined below) or Law applicable to Parent or any of its Subsidiaries or their respective properties or assets, which Violation under this clause (B) only would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iii) Except for (A) the applicable requirements, if any, of Blue Sky Laws, (B) required filings or approvals under the Exchange Act and the Securities Act, (C) any filings or approvals required under the rules and regulations of the NYSE, (D) any required filings or authorizations, clearances, consents, approvals, or waiting period terminations or expirations under the HSR Act and foreign antitrust, competition or merger control Laws, (E) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by the SDAT pursuant to the MGCL and (F) the filing of the Articles Supplementary with, and the acceptance for record of the Articles Supplementary by the SDAT pursuant to the MGCL, no consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, as applicable, the failure to make or obtain which would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) SEC Documents; Regulatory Reports.

(i) Parent has timely filed or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2020, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(ii) Parent has established and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Parent (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s outside auditors and the audit committee of the Board of Directors of Parent (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Since December 31, 2020, any material change in internal control over financial reporting required to be disclosed in any Parent SEC Document has been so disclosed.

(iii) Parent has made available to the Company complete and correct copies of all written correspondence between the SEC, on the one hand, and Parent, on the other hand, since December 31, 2020.

(iv) Neither Parent nor any Subsidiary of Parent is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any Contract relating to any transaction or relationship between or among Parent or any Subsidiary of Parent, on the one hand, and any unconsolidated affiliate of Parent or any Subsidiary of Parent, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any Subsidiary of Parent or any of their financial statements or other Parent SEC Documents.

(v) Since December 31, 2020, (A) neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any Representative of Parent or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2020, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis), and (B) to the knowledge of Parent, no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported to the Board of Directors of Parent or any committee thereof evidence of a material Violation of securities Laws or breach of fiduciary duty relating to periods after December 31, 2020, by Parent or any of its officers, directors, employees or agents.

(e) Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement/Prospectus (as defined below) will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

(f) Compliance with Applicable Laws. Parent and each of its Subsidiaries is in compliance with all Laws applicable to their operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written notice since December 31, 2020 asserting a failure, or possible failure, to comply with any such Law, the subject of which written notice has not been resolved as required thereby or otherwise to the reasonable satisfaction of the party sending the notice, except for (i) matters being contested in good faith and set forth in Section 3.2(f) of the Parent Disclosure Letter and (ii) such failures as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(g) Legal Proceedings. There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Parent, threatened in writing, against or affecting Parent or any of its Subsidiaries as to which there is a significant possibility of an adverse outcome which would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, nor is there any judgment, decree, injunction or Order of any Governmental Entity or arbitrator outstanding against Parent or any Subsidiary of Parent which would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(h) Taxes. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) Parent and each of its Subsidiaries have (A) duly and timely filed (or there have been timely filed on their behalf) with the appropriate taxing authority all Tax Returns required to be filed by them (after giving effect to any extensions), and such Tax Returns are true, correct and complete, (B) duly paid in full (or there has been paid on their behalf), or made adequate provision for, all Taxes required to be paid by them and (C) withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;

(ii) neither Parent nor any of its Subsidiaries has received a written claim or, to the knowledge of Parent, an unwritten claim, by any taxing authority in a jurisdiction where Parent or such Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(iii) there are no disputes, audits, examinations or proceedings pending (or threatened in writing), or claims asserted, for Taxes upon Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes;

(iv) neither Parent nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign income Tax Law), has requested, has received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes;

(v) (1) Parent (A) for all taxable years commencing with its taxable year ended December 31, 1994 through its taxable year ended December 31 immediately prior to the Effective Time, has elected and has been subject to federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for federal Tax purposes for such years, (B) at all times since such date, has operated in such a manner so as to qualify as a REIT for federal Tax purposes and will continue to operate (in each case, taking into account the permitted REIT Dividends under Section 5.9(b)) through the Effective Time in such a manner so as to so qualify for the taxable year that includes the Closing Date and (C) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to Parent’s knowledge, threatened and (2) each Subsidiary of Parent has been since the later of its acquisition or formation and continues to be treated for federal and state income Tax purposes as (A) a partnership or a disregarded entity and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a Qualified REIT Subsidiary, (C) a Taxable REIT Subsidiary or (D) a REIT;

(vi) neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2);

(vii) except as set forth on Section 3.2(h)(vii) of the Parent Disclosure Letter, (A) there are no Tax Protection Agreements to which Parent or any of its Subsidiaries is a party (a “Parent Tax Protection Agreement”) currently in force, and (B) no Person has raised, or to the knowledge of Parent threatened to raise, a material claim against Parent or any of its Subsidiaries for any breach of any Parent Tax Protection Agreement, and none of the transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any Parent Tax Protection Agreement;

(viii) as of the date of this Agreement, Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(ix) Merger Sub is, since its formation has been, and at the Effective Time will be, properly treated as a Qualified REIT Subsidiary; and

(x) neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355(a) of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i) Absence of Certain Changes. From December 31, 2022 through the date hereof, there has not been a Parent Material Adverse Effect that is continuing.

(j) Board Approval. The Board of Directors of Parent, by resolutions duly adopted by those directors voting at a meeting duly called and held, has (i) approved this Agreement, and declared this Agreement, and the transactions contemplated hereby, including the Merger, and the issuance of Parent Common Stock and Parent Series A Preferred Stock in connection with the Merger (the “Parent Stock Issuance”) on the terms set forth herein, to be advisable and in the best interests of Parent and its stockholders, (ii) authorized the classification and designation of the Parent Series A Preferred Stock and approved the filing of the Articles Supplementary with the SDAT and (iii) taken all appropriate and necessary actions to render any and all limitations on ownership of shares of Parent Common Stock, as set forth in the organizational documents of Parent, inapplicable to the Merger and the other transactions contemplated by this Agreement. The Board of Directors of Merger Sub, by unanimous written consent has approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, to be advisable and in the best interests of Merger Sub and its sole stockholder upon the terms and subject to the conditions of this Agreement.

(k) Takeover Statute. Each of Parent and Merger Sub has taken such actions and votes as are necessary on its part to render the provisions of any Takeover Statute inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

(l) Vote Required. No vote of the holders of any class or series of capital stock of Parent is necessary to approve the Merger and the other transactions contemplated by this Agreement.

(m) Properties.

(i) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or a Subsidiary of Parent owns fee simple title to or has a valid leasehold interest in, each of the real properties reflected as an asset on the most recent balance sheet of

Parent included in the Parent SEC Documents (each, a “Parent Property” and collectively, the “Parent Properties”), in each case free and clear of all Liens except for (A) debt and other matters set forth in Section 3.2(m)(i) of the Parent Disclosure Letter or the Parent SEC Documents, (B) inchoate mechanics’, workmen’s, repairmen’s and other inchoate Liens imposed for construction work in progress or otherwise incurred in the ordinary course of business, (C) mechanics’, workmen’s and repairmen’s Liens (other than inchoate Liens for work in progress) which have heretofore been bonded or insured, (D) all matters disclosed on existing title policies or surveys, none of which, individually or in the aggregate, would have a material adverse effect on the use and operation of such Parent Property, (E) real estate Taxes and special assessments not yet due and payable or which are being contested in good faith in the ordinary course of business and (F) Liens and other encumbrances that would not cause a material adverse effect on the value or use of the affected property. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent nor any Subsidiary of Parent has received written notice to the effect that there are any condemnation proceedings that are pending or, to the knowledge of Parent, threatened, with respect to any material portion of any of the Parent Properties. Except for the owners of the properties in which Parent or any Subsidiary of Parent has a leasehold interest and except for any Parent Property that is held by a fund, no Person other than Parent or a Subsidiary of Parent has any ownership interest in any of the Parent Properties (other than immaterial easements, licenses or similar rights).

(ii) Parent and the Subsidiaries of Parent have good and sufficient title to, or are permitted to use under valid and existing leases, all personal and non-real properties and assets reflected in their books and records as being owned by them or reflected on the most recent balance sheet of Parent included in the Parent SEC Documents (except as has since been sold or otherwise disposed of in the ordinary course of business) or used by them in the ordinary course of business, free and clear of all Liens, and except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(n) Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (i) Parent, each Subsidiary of Parent and each of the Parent Properties is in compliance and, except for matters that have been fully and finally resolved, has complied with all applicable Environmental Laws; (ii) there is no litigation, investigation, request for information or other claim or proceeding pending or, to the knowledge of Parent, threatened against Parent or any Subsidiary of Parent under any applicable Environmental Laws or with respect to Hazardous Materials; (iii) Parent holds all of the Permits required under applicable Environmental Laws for its current operations and is in compliance with the terms of any such Permits; and (iv) Parent has not received any written notice of Violation or actual or potential liability under any applicable Environmental Laws or with respect to Hazardous Materials that remains unresolved, or that any judicial, administrative or compliance Order or claim has been issued against Parent or any Subsidiary of Parent which remains unresolved.

(o) Investment Company Act of 1940. Neither Parent nor any Subsidiary of Parent is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(p) Activities of Merger Sub. Merger Sub was formed on October 26, 2023 solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub has engaged in no other business activities, has no liabilities or obligations and has conducted its operations only as contemplated hereby.

(q) Brokers or Finders. Neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement except that Parent has engaged Wells Fargo Securities, LLC (“Wells Fargo”) as its financial advisor and will owe fees, compensation and indemnification to Wells Fargo in connection therewith.

(r) No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in Parent’s most recent balance sheet for the year ended December 31, 2022 or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2022; (iii) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and (iv) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(s) No Additional Representations. Except for the representations and warranties made by Parent in this Article III, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses, or (ii) any oral or, except for the representations and warranties made by the Company in this Article III, written information presented to the Company or any of its affiliates or Representatives in the course of their due diligence investigation of Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Covenants of the Company.

(a) From and after the date hereof until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.1(a) of the Company Disclosure Letter, (iii) as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, or (iv) with Parent’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), the Company agrees as to itself and its Subsidiaries that such entities shall use commercially reasonable efforts to (1) carry on their respective businesses in the ordinary course consistent with past practice in all material respects, (2) maintain their material assets and properties in their current condition in all material respects (normal wear and tear and damage caused by casualty or by any reason outside of the Company and its Subsidiaries’ reasonable control excepted), (3) preserve the Company’s business organization intact, and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants, (4) maintain all insurance policies in all material respects and (5) maintain the status of the Company as a REIT.

(b) The Company agrees as to itself and its Subsidiaries that, from the date hereof until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.1(b) of the Company Disclosure Letter, (iii) as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, or (iv) with Parent’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), such entities shall not:

(i) enter into any new material line of business or create any new Subsidiaries, other than the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by Section 4.1(b);

(ii) except (A) as permitted by Section 5.9, (B) for payment of any accrued dividends, dividend equivalents or other distributions pursuant to any Company Equity Awards in accordance with the terms thereof as in effect on the date of this Agreement (or in the case of Company Equity Awards issued in accordance with this Agreement following the date hereof, in accordance with the terms thereof), (C) for dividends by a Subsidiary of the Company to the Company or a Subsidiary of the Company, (D) for the declaration and payment by the Company of dividends required pursuant to the terms of the Company Series A Preferred Stock and (E) for the declaration and payment by the Company Partnership of distributions required pursuant to the terms of the Company Partnership Preferred Units, declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, partnership interests, or other equity interests;

(iii) (A) split, combine, subdivide or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (B) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than (1) acquisitions of shares of Company Common Stock tendered by holders of, or otherwise deliverable pursuant to, Company Equity Awards in accordance with the terms thereof as in effect on the date of this Agreement (or, in the case of Company Equity Awards issued in accordance with this Agreement following the date hereof, in accordance with the terms thereof) in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto or (2) as required by Article VI of the Company’s charter;

(iv) except for (A) issuances of shares of Company Common Stock upon the exercise or settlement of Company Equity Awards in accordance with the terms thereof as in effect on the date of this Agreement (or, in the case of Company Equity Awards issued in accordance with this Agreement following the date hereof, in accordance with the terms thereof), or (B) issuances by a Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of the Company, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of the Company’s capital stock or that of a Subsidiary of the Company, any Voting Debt, any stock appreciation rights, stock options, restricted shares or other equity-based awards (whether discretionary, formulaic or automatic grants and whether under the Company Equity Plan or otherwise) or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing;

(v) amend or propose to amend the organizational documents of the Company or its Subsidiaries, in each case except for ministerial amendments;

(vi) enter into, or, except as permitted by Section 4.1(b)(vii) or Section 4.1(b)(viii), permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any Person other than a wholly owned Subsidiary of the Company;

(vii) other than acquisitions of real property for cash (including entering into construction, development and disbursement agreements related to) (“Acquisitions”) pursuant to the terms of letters of intent or Contracts, in each case, in effect as of the date hereof and set forth on Section 4.1(b)(vii) of the Company Disclosure Letter, copies of which have been provided to Parent prior to the date hereof, in each case, that would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby and would not create a non de minimis Change of Control Cost and provided that, in each case, the Company provides Parent with weekly updates of its acquisition pipeline report, the Company reasonably consults with Parent regarding such Acquisition, acquire, whether directly or indirectly, including by purchasing, merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any real property, any personal property, any business or any corporation, partnership, association or other business organization or division thereof; provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries that would not delay the consummation of the Merger, or (y) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;

(viii) other than (A) internal reorganizations or consolidations involving existing Subsidiaries that would not delay the consummation of the Merger or (B) the dispositions set forth on Section 4.1(b)(viii) of the Company Disclosure Letter, sell, assign, encumber or otherwise dispose of any real property, or any of its other, material assets (including capital stock of its Subsidiaries and Indebtedness of others held by the Company and its Subsidiaries);

(ix) incur, create or assume, refinance, replace or prepay any Indebtedness (or modify any of the material terms of any outstanding Indebtedness), guarantee any Indebtedness of any Person or issue or sell any warrants or rights to acquire any Indebtedness of the Company or any of its Subsidiaries, other than (A) Indebtedness of any wholly owned Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company, (B) Indebtedness of any Subsidiary of the Company to or among one of its wholly owned Subsidiaries, (C) as required pursuant to Section 5.17, and (D) borrowings under the Company’s existing revolving credit facility;

(x) except as disclosed in any the Company SEC Document filed prior to the date of this Agreement, (x) fail to maintain all financial books and records in all material respects in accordance with GAAP or (y) change its methods of accounting in effect as of December 31, 2022, except as required by changes in GAAP (or any interpretation thereof) or in applicable Law, the SEC or the Financial Accounting Standards Board or any similar organization;

(xi) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

(xii) other than any termination, modification or renewal in accordance with the terms of any existing Company Material Contract (other than any Company Lease, which shall be subject to Section 4.1(b)(xx)) that occurs automatically without any action by the Company, or any of its Subsidiaries (provided, that no such actions may cause a Contract to include a change of control or similar provision that would require a material payment to or would give rise to any material rights (including termination rights) of the other party or parties thereto as a result of the consummation of the Merger or the other transactions contemplated by this Agreement or that would reasonably be expected to require a material payment to or would give rise to any material rights (including termination rights) of the other party or parties if a change of control of Parent were to occur immediately following consummation of the Merger (a “Change of Control Cost”)), terminate, cancel, renew or request or agree to any material amendment or material modification to, material change in, or material waiver under or assignment of, any Company Material Contract or enter into or materially amend any Contract that, if existing on the date of this Agreement, would be a Company Material Contract, or enter into any Contract that would create a Change of Control Cost or amend or modify any existing Contract so as to create a Change of Control Cost;

(xiii) waive the excess share provisions of, or otherwise grant or increase an exception to or waiver of any ownership limits set forth in, the organizational documents of the Company or any of its Subsidiaries for any Person;

(xiv) take any action, or fail to take any action, which would reasonably be expected to cause (A) the Company to fail to qualify as a REIT or (B) any of its Subsidiaries to cease to be treated (1) as a partnership or disregarded entity for federal income tax purposes or (2) as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(xv) make or commit to make any capital expenditures in excess of the applicable category set forth in the capital expenditure budget set forth on Section 4.1(b)(xv) of the Company Disclosure Letter (with respect to budgeted amounts for the fiscal year ended December 31, 2023, less any capital expenditures incurred by the Company or its Subsidiaries from January 1, 2023 to the date of this Agreement);

(xvi) take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xvii) enter into any Tax Protection Agreement, make, change or rescind any material Tax election or change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment for an amount materially in excess of amounts reserved therefor on the financial statements of the Company, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except in each case, (x) as required by law, or (y) provided the Company provides notice to Parent before taking such action, as necessary (i) to preserve the status of the Company as a REIT under the Code, or (ii) to qualify or preserve the status of any Subsidiary of the Company as a partnership or disregarded entity for federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(xviii) other than with respect to claims of or receivables owed to the Company or its Subsidiaries which arise in the ordinary course of business, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or lesser than the amounts specifically reserved with respect thereto on the most recent balance sheet of the Company and its consolidated Subsidiaries included in the Company SEC Documents or (y) that do not exceed $2,000,000 individually or $5,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against the Company or any of its Subsidiaries or the Surviving Corporation following the Effective Time, and (C) do not provide for any admission of material liability by the Company or any of its Subsidiaries, excluding in each case any matter relating to Taxes (which, for the avoidance of doubt, shall be governed by Section 4.1(b)(xvii));

(xix) except as required by the terms of any Company Benefit Plan as in effect on the date hereof, (A) increase the compensation, bonus or pension, welfare, severance or other benefits payable or provided to, or pay any bonus to, or grant any new cash- or equity-based awards (including Company Equity Awards) or long-term cash awards to, any current or former directors, employees or other service providers of the Company or any of its Subsidiaries (except for increases in base salary or hourly wage rate to an employee below the vice president level in the ordinary course of business consistent with past practice not to exceed three percent (3%) of such employee’s base salary or hourly wage rate), (B) grant or provide any change of control, severance or retention payments or benefits to any current or former director, employee or other service provider of the Company or any of its Subsidiaries, (C) establish, adopt, enter into or amend any Company Benefit Plan or any other plan, policy, program, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof, other than immaterial amendments that do not result in an increase in cost to the Company or its affiliates of maintaining such Company Benefit Plan or other plan, trust, fund, policy or arrangement that would be a Company Benefit Plan if in effect on the date hereof, (D) enter into or amend any collective bargaining agreement or similar agreement, (E) hire any new employee of the Company or its Subsidiaries other than employees below the vice president level hired to replace employees who terminate employment following the date of this Agreement, (F) promote or terminate the employment (other than for cause) of any employee of the Company or its Subsidiaries at the vice president level or above (in the case of promotion, whether before or after such promotion), or (G) take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Company Benefit Plan or other plan, trust, fund, policy or arrangement that would be a Company Benefit Plan if in effect on the date hereof;

(xx) enter into, renew, terminate, or amend, waive, release or compromise in any material respects or assign any material rights or claims under or, enter into any material rent abatement or rent deferral arrangements with respect to, any Company Lease (or any lease for real property that, if existing as of the date hereof, would be a Company Lease) except for (i) automatic renewals, automatic expirations or third-party terminations of Company Leases in accordance with their terms over which the Company does not have discretionary authority, or (2) entering into any new lease pursuant to the terms of an existing letter of intent or Contract in effect as of the date hereof listed on Section 4.1(b)(xx) of the Company Disclosure Letter, copies of which have been provided to Parent prior to the date hereof; provided that (A) no such new lease shall contain any non de minimis Change of Control Costs, (B) the Company provides Parent with weekly updates of its leasing activities, and (C) the Company reasonably consults with Parent regarding its leasing activity;

(xxi) form any new funds, non-traded real estate investment trusts, joint ventures or other pooled investment vehicles, or similar investment structure;

(xxii) amend or modify the compensation terms or any other material obligations of the Company contained in the engagement letters with J.P. Morgan or Morgan Stanley in a manner adverse to the Company or any of the Company’s Subsidiaries or engage other financial advisers in connection with the transactions contemplated by this Agreement; provided, however, that the foregoing shall not restrict the Company from obtaining a new fairness opinion from each of J.P. Morgan or Morgan Stanley in connection with any Superior Proposal or amendment thereto;

(xxiii) effect any deed in lieu of foreclosure, or sell, lease, assign, encumber or transfer to a lender any property securing Indebtedness owed to such lender; or

(xxiv) agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action at any time or from time to time, that in the reasonable judgment of the Board of Directors of the Company, upon advice of counsel to the Company, is reasonably necessary for the Company to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or other distribution payments to stockholders of the Company in accordance with this Agreement or otherwise or to qualify or preserve the status of any Subsidiary of the Company as a disregarded entity or partnership for federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT, under the applicable provisions of Section 856 of the Code, as the case may be, provided the Company provides notice to Parent before taking such action.

(d) The Company shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions referred to in Section 6.2(d) and Section 6.3(e), (ii) use its reasonable best efforts to obtain or cause to be provided opinions of counsel consistent with the opinions of counsel referred to in Section 6.2(d) and Section 6.3(e) but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, (iii) deliver to Company REIT Counsel an officer’s certificate, dated as of the Closing Date and, if applicable, as of the effective date of the Form S-4, as applicable, signed by an officer of the Company and in form and substance reasonably satisfactory to Company REIT Counsel and Parent (it being agreed and understood that an officer’s certificate substantially similar to the draft officer’s certificate provided to Parent and Company REIT Counsel prior to the date of this Agreement, if any, is and will be in form and substance reasonably satisfactory to Parent and Company REIT Counsel subject to reasonable changes to take into account any changes in fact or law), containing representations of the Company reasonably necessary or appropriate to enable Company REIT Counsel to render the tax opinion described in Section 6.3(e) and any similar opinions described in Section 4.1(d)(ii), and (iv) deliver to the Company Merger Counsel and Parent Merger Counsel a tax representation letter in form and substance reasonably satisfactory to Company Merger Counsel and Parent Merger Counsel, containing representations of the Company reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described in Section 6.2(d) and Section 6.3(d) and any similar opinions described in Section 4.1(d)(ii) and Section 4.2(d)(ii).

(e) Notwithstanding anything to the contrary set forth in this Agreement, (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Company’s Subsidiaries’ operations prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent shall be required with respect to any matter set forth in this Section 4.1 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable law.

Section 4.2 Covenants of Parent.

(a) From and after the date hereof until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.2(a) of the Parent Disclosure Letter, (iii) as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, or (iv) with the Company’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), Parent agrees as to itself and its Subsidiaries that such entities shall use commercially reasonable efforts to (1) carry on their respective businesses in the ordinary course consistent with past practice in all material respects, (2) maintain their material assets and properties in their current condition in all material respects (normal wear and tear and damage caused by casualty or by any reason outside of Parent and its Subsidiaries’ reasonable control excepted), (3) preserve Parent’s business organization intact, and to maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants, (4) maintain all insurance policies in all material respects and (5) maintain the status of Parent as a REIT.

(b) Parent agrees as to itself and its Subsidiaries that, from the date hereof until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.2(b) of the Parent Disclosure Letter, (iii) as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, or (iv) with the Company’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), such entities shall not:

(i) (A) split, combine, subdivide or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (B) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than (1) repurchases, redemptions or exchanges of partnership units of Realty Income, L.P. for Parent Common Stock required pursuant to the Parent Partnership Agreement, or (2) acquisitions of shares of Parent Common Stock tendered by holders of, or otherwise deliverable pursuant to, Parent Equity Awards in accordance with the terms of the applicable Parent Equity Plan in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto;

(ii) amend or propose to amend the organizational documents of Parent or Merger Sub (except for immaterial or ministerial amendments);

(iii) except as disclosed in any Parent SEC Document filed prior to the date of this Agreement, (x) fail to maintain all financial books and records in all material respects in accordance with GAAP or (y) change its methods of accounting in effect as of December 31, 2022, except as required by changes in GAAP (or any interpretation thereof) or in applicable Law, the SEC or the Financial Accounting Standards Board or any similar organization;

(iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization; provided, however, that the foregoing shall not prohibit internal reorganizations or consolidations involving existing wholly owned

Subsidiaries that would not reasonably be expected to prevent or materially impede, hinder or delay the consummation of the transactions contemplated by this Agreement;

(v) waive the excess share provisions of, or otherwise grant or increase an exception to or waiver of any ownership limits set forth in, the organizational documents of Parent or any of its Subsidiaries for any Person (other than the Company or any of its Subsidiaries);

(vi) take any action, or fail to take any action, which would reasonably be expected to cause Parent to fail to qualify as a REIT;

(vii) take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(viii) agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Board of Directors of Parent, upon advice of tax counsel to Parent, is reasonably necessary for Parent to avoid incurring entity level income or excise Taxes under the Code or maintain its qualification as a REIT under the Code, including making dividend or other distribution payments to stockholders of Parent in accordance with this Agreement or otherwise or to qualify or preserve the status of any Subsidiary of Parent as a disregarded entity or partnership for federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be, provided Parent provides notice to the Company before taking such action.

(d) Parent shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions referred to in Section 6.2(e) and Section 6.3(d), (ii) use its reasonable best efforts to obtain or cause to be provided opinions of counsel consistent with the opinions of counsel referred to in Section 6.2(e) and Section 6.3(d) but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, (iii) deliver to Parent REIT Counsel an officer’s certificate, dated as of the Closing Date and, if applicable, as of the effective date of the Form S-4, as applicable, signed by an officer of Parent and in form and substance reasonably satisfactory to Parent REIT Counsel and the Company (it being agreed and understood that an officer’s certificate substantially similar to the draft officer’s certificate provided to Parent REIT Counsel and the Company prior to the date of this Agreement, if any, is and will be in form and substance reasonably satisfactory to Parent REIT Counsel and the Company subject to reasonable changes to take into account any changes in fact or law), containing representations of Parent reasonably necessary or appropriate to enable Parent REIT Counsel to render the tax opinion described in Section 6.2(e) and any similar opinion described in Section 4.2(d)(ii), and (iv) deliver to Parent Merger Counsel and Company Merger Counsel a tax representation letter in form and substance reasonably satisfactory to Parent Merger Counsel and Company Merger Counsel, containing representations of Parent and Merger Sub reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described in Section 6.2(d) and Section 6.3(d) and any similar opinions described in Section 4.1(d)(ii) and Section 4.2(d)(ii).

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Preparation of Form S-4 and Proxy Statement; Company Stockholders Meeting.

(a) As promptly as reasonably practicable following the date hereof, each of the parties hereto shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the Company stockholders at the Company Stockholders Meeting (as defined below) (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”), and Parent shall prepare and file with the SEC a registration statement on Form S-4 (of which the Proxy Statement/Prospectus shall be a part) with respect to the Parent Stock Issuance (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Each of the parties hereto shall use reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC and the Form S-4 become effective or be declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated thereby. The Company and Parent shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings made with the SEC. Each party shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Merger and the Parent Stock Issuance, and each party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4. If, at any time prior to the Effective Time, any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party, and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Company.

(b) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Required Stockholders Vote. Unless a Change in Company Recommendation (as defined below) has occurred in accordance with Section 5.4, the Board of Directors of the Company shall use its reasonable best efforts to obtain from the stockholders of the Company Required Stockholders Vote. The Company covenants that, unless a Change in Company Recommendation has occurred in accordance with Section 5.4, the Company will, through its Board of Directors, recommend to its stockholders approval of the Merger and further covenants that the Proxy Statement/Prospectus and the Form S-4 will include such recommendation. Notwithstanding the foregoing provisions of this Section 5.1(b), if, on a date for which the Company Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of the Company Common Stock to obtain Company Required Stockholders Vote, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholders Meeting solely for the purpose of and for the time reasonably necessary to solicit additional proxies and obtain the Company Required Stockholders Vote; provided that (i) the Company shall have first reasonably consulted with Parent and (ii) the Company Stockholders Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). The Company agrees that, unless this Agreement shall have been terminated in accordance with Section 7.1, its obligations to hold the Company Stockholders Meeting pursuant to this Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (as defined below) or by any Change in Company Recommendation. During the term of this Agreement, the Company shall not be permitted to submit to the vote of its stockholders any Acquisition Proposal other than the Merger prior to the termination of this Agreement.

Section 5.2 Access to Information.

(a) For purposes of facilitating the transactions contemplated hereby, and subject to applicable Law, upon reasonable request and advance notice, the Company shall (and shall cause its Subsidiaries to) afford to Parent’s Representatives reasonable access, during normal business hours, during the period prior to the Effective Time, to all its properties (other than for purposes of invasive testing), books, Contracts, records and Representatives, and, during such period, the Company shall (and shall cause its Subsidiaries to) make available to Parent, upon Parent’s reasonable request, (i) a copy of each report, schedule, registration statement and other document filed or received by the Company during such period pursuant to the requirements of Federal or state securities laws, or the rules and regulations of self-regulatory organizations (other than reports or documents which the Company is not permitted to disclose under applicable Law) and (ii) all other information concerning the Company’s business, properties and personnel as the Parent may reasonably request. Following the date of this Agreement, the Company and Parent shall use reasonable efforts to develop mutually acceptable protocols to manage communications between the parties and their respective employees. The Company further agrees to use reasonable best efforts to provide all available Company Leases to Parent as promptly as practicable following the date hereof. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, rule, regulation, Order, judgment or decree. The Company will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to the other pursuant to this Section 5.2 to the extent such access or information is reasonably pertinent to a litigation where Parent or any of its affiliates, on the one hand, and the Company or any of its affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties.

(b) The parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of (i) the Confidentiality Agreement between the Company and Parent, dated as of August 21, 2022 and (ii) the Confidentiality Agreement between Parent and the Company, dated as of September 25, 2023, and as each may be amended from time to time (the “Confidentiality Agreements”), which Confidentiality Agreements will remain in full force and effect; provided that in the event this Agreement is terminated at any time prior to the Effective Time, the terms of the Confidentiality Agreements shall survive for a period of two (2) years following such termination.

Section 5.3 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable Law to cause the conditions in Article VI to be satisfied and to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of the parties hereto agrees to (i) use its reasonable best efforts to cooperate with the other party in determining which filings are required to be made prior to the Closing with, and which consents, clearances, approvals, waiting period expirations or terminations, Permits or authorizations are required to be obtained prior to the Closing from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and in timely making all such filings, (ii) promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations and submissions of information to any Governmental Entity,

(iii) supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to any applicable Laws by any Governmental Entity, and (iv) take or cause to be taken all other actions necessary, proper or advisable to obtain applicable clearances, consents, authorizations, approvals or waivers and cause the expiration or termination of the applicable waiting periods with respect to the Merger and the other transactions contemplated by this Agreement under any applicable Laws as promptly as practicable. In addition, each of Parent and the Company shall use reasonable best efforts to obtain all consents, approvals, waivers, licenses, permits, franchises, authorizations or Orders (“Consents”) of Persons other than Governmental Entities that are necessary, proper or advisable to consummate the Merger; provided, however, that none of Parent, the Company nor any of their respective Subsidiaries shall be required to make, or commit or agree to make, any concession or payment to, or incur any liability to, any such non-Governmental Entity to obtain any such Consent that is not contingent on the closing of the Merger (unless the parties mutually consent to such concession, payment or liability (such consent not to be unreasonably withheld, conditioned or delayed)).

(b) Each of the parties hereto shall, in connection with the efforts referenced in this Section 5.3(b), use its reasonable best efforts to: (i) cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly notify the other party of any communication concerning this Agreement or any of the transactions contemplated hereby to that party from or with any Governmental Entity and consider in good faith the views of the other party and keep the other party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with any written notices or other communications received by such party from, or given by such party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, except that any materials concerning one party’s valuation of the other party may be redacted; and (iii) permit the other party to review in draft any proposed communication to be submitted by it to any Governmental Entity with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or telephonic meeting or conference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent permitted by the applicable Governmental Entity or Person, not agree to participate in any meeting or discussion with any Governmental Entity relating to any filings or investigations concerning this Agreement and or any of the transactions contemplated hereby unless it invites the other party’s Representatives to attend in accordance with applicable Laws. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 5.3 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(c) In furtherance and not in limitation of the foregoing, each of the parties hereto shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Laws, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay, temporary restraining order or preliminary injunction entered by any court or other Governmental Entity vacated or reversed).

(d) Each of the Company, the Board of Directors of the Company, Parent and the Board of Directors of Parent shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, use all reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.4 Acquisition Proposals.

(a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall instruct and use its reasonable best efforts to cause its and its

Subsidiaries’ Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate any inquiries or the making of an Acquisition Proposal, (ii) participate in any discussions with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal (an “Acquisition Agreement”) or (iv) propose or agree to do any of the foregoing.

(b) (i) Notwithstanding the foregoing, the Board of Directors of the Company shall be permitted, prior to the Company Stockholders Meeting to be held pursuant to Section 5.1, and subject to (A) compliance with the other terms of this Section 5.4 and (B) first entering into a confidentiality agreement having provisions that are no less favorable to the Company than those contained in the Confidentiality Agreements (provided that such agreement need not contain any standstill or similar provision prohibiting the making of an Acquisition Proposal), to engage in discussions and negotiations with, or provide any nonpublic information or data to, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person first made after the date of this Agreement (that did not result from a material breach of this Section 5.4) and which the Board of Directors of the Company concludes in good faith (after consultation with outside legal counsel and financial advisors) constitutes or is reasonably likely to result in a Superior Proposal, if and only to the extent that the directors of the Company conclude in good faith (after consultation with their outside legal counsel) that failure to do so would reasonably be expected to result in a breach of their duties to the Company. The Company shall provide Parent with a copy of any nonpublic information or data provided to a third party pursuant to the prior sentence prior to or substantially concurrently with furnishing such information to such third party (except to the extent that such nonpublic information or data shall have been previously provided to Parent).

(ii) The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries by any Person that informs the Company or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with such party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request and the terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or written correspondence, and/or a summary of the terms and conditions thereof if such inquiry, proposal or offer was not made in writing). The Company shall also promptly, and in any event within twenty-four (24) hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any Person in accordance with this Section 5.4(b) and keep Parent reasonably informed of the status and terms of any such proposals, offers, discussions or negotiations on a reasonably current basis, including by providing a copy of all material documentation or written correspondence relating thereto. Notwithstanding anything to the contrary in this Agreement, the Company may contact any Person submitting an Acquisition Proposal after the date of this Agreement (that did not result from a material breach of this Section 5.4) to clarify and understand the terms of the Acquisition Proposal so as to determine whether such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal.

(iii) Except as provided in Section 5.4(b)(iv) or Section 5.4(b)(v), neither the Board of Directors of the Company nor any committee thereof shall (a) withhold, withdraw, modify or qualify in any manner adverse to the other party, or propose publicly to withhold, withdraw, modify or qualify in any manner adverse to the other party, the Company Board Recommendation, (b) fail to include the Company Board Recommendation in the Proxy Statement, (c) make or publicly propose to make any recommendation in connection with a tender offer or exchange offer commenced by a third party other than a recommendation against such offer or a customary “stop, look and listen” communication or (d) in the event an Acquisition Proposal has been publicly announced or publicly disclosed, fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days of Parent’s written request that the Company do so (provided that a party shall be entitled to make such a written request for reaffirmation only once with respect to each Acquisition Proposal and once for each material amendment to each such Acquisition Proposal) (any of the foregoing clause (a), (b), (c) or this clause (d), a “Change in Company Recommendation”).

(iv) Notwithstanding anything in this Agreement to the contrary, with respect to an Acquisition Proposal, the Board of Directors of the Company may make a Change in Company Recommendation (and in the event that the Board of Directors of the Company determines such Acquisition Proposal to be a Superior Proposal, in accordance with this Section 5.4, terminate this Agreement pursuant to Section 7.1(c)), in each case (including with respect to any such termination), if and only if (A) an unsolicited bona fide written Acquisition Proposal (that did not result from a material breach by the Company of this Section 5.4) is made to the Company by a third party, and such Acquisition Proposal is not withdrawn, (B) the Board of Directors of the Company has concluded in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Directors of the Company has concluded in good faith (after consultation with its outside legal counsel) that failure to do so would reasonably be expected to result in a breach of its duties to the Company, (D) four (4) Business Days (the “Notice Period”) shall have elapsed since the Company has given written notice to Parent advising Parent that the Company intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of any such Superior Proposal that is the basis of the proposed action (a “Notice of Recommendation Change”) (it being understood that any amendment to any material term of such Superior Proposal shall require a new Notice of Recommendation Change and a new Notice Period, except that the four (4) Business Day Notice Period referred to in clause (D) above shall instead be equal to the longer of (1) three (3) Business Days or (2) the period remaining under the Notice Period under clause (D) above immediately prior to the delivery of such additional notice under this clause (D)), (E) during the Notice Period, the Company has considered and, at the request of Parent, engaged in good faith discussions and negotiations with Parent regarding, any adjustment or modification of the terms of this Agreement proposed by Parent, and (F) the Board of Directors of the Company, following the Notice Period, again reasonably determines in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent) that failure to do so would reasonably be expected to result in a breach of its duties to the Company.

(v) Notwithstanding anything in this Agreement to the contrary, in circumstances not involving or relating to an Acquisition Proposal, the Board of Directors of the Company may make a Change in Company Recommendation if and only if (A) an Intervening Event shall have occurred, (B) the Board of Directors of the Company has first reasonably determined in good faith (after consultation with outside legal counsel) that failure to make a Change in Company Recommendation would reasonably be expected to result in a breach of its duties to the Company, (C) the Notice Period shall have elapsed since the Company has given a Notice of Recommendation Change to Parent advising that the Company intends to take such action and specifying in reasonable detail the reasons therefor, including the facts and circumstances relating to the applicable Intervening Event in reasonable detail, (D) during the Notice Period, the Company has considered and, at the request of Parent, engaged in good faith discussions and negotiations with Parent regarding, any adjustment or modification of the terms of this Agreement proposed by Parent, and (E) the Board of Directors of the Company, following the Notice Period, again reasonably determines in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other party) that failure to make a Change in Company Recommendation would reasonably be expected to result in a breach of its duties to the Company.

(vi) Nothing contained in this Section 5.4 shall prohibit the Company or its Subsidiaries from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 7.1(c) or Section 7.1(d), as applicable; and provided, further that any such disclosure that addresses the approval, recommendation or declaration of advisability by the Board of Directors of the Company with respect to this Agreement or an Acquisition Proposal shall not be deemed to be a Change in Company Recommendation if the Board of Directors of the Company, in connection with such communication, publicly states that its recommendation with respect to this Agreement and the transactions contemplated hereby has not changed or expressly reaffirms the Company Board Recommendation, without disclosing any Change in Company Recommendation.

(c) The Company agrees that (i) it will and will cause its Subsidiaries, and its and their Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal and (ii) except with respect to the Company and its Subsidiaries, it will not release any third party from, or waive any confidentiality provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party and will use reasonable efforts to enforce the confidentiality provisions of such agreements; provided that, if the Board of Directors of the Company determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision would reasonably be expected to be inconsistent with the directors’ duties under applicable Law, the Company may waive such standstill solely to the extent necessary to permit the applicable Person (if it has not been solicited in material violation of this Section 5.4) to make, on a confidential basis to the Board of Directors of the Company, an Acquisition Proposal, conditioned upon such Person agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 5.4 so long as the Company promptly notifies Parent thereof after granting any such waiver. The Company agrees that it will use its reasonable best efforts to promptly inform its and its Subsidiaries’ respective Representatives of the obligations undertaken in this Section 5.4.

(d) The Company shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger and the other transactions contemplated hereby prior to the termination of this Agreement.

(e) For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal that the Board of Directors of the Company concludes in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions, conditions to consummation and certainty, and speed of Closing), (i) is more favorable to the stockholders of the Company than the transactions contemplated by this Agreement, and (ii) is reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Article IX, except that the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be a references to “75%.”

Section 5.5 NYSE Listing. Parent shall use reasonable best efforts to cause (a) the shares of Parent Common Stock to be issued in the Merger, (b) the shares of Parent Series A Preferred Stock to be issued in the Merger, and (c) the shares of Parent Common Stock to be reserved for issuance upon exercise or settlement of Parent Equity Awards issued at the Effective Time, in each case, to be approved for listing on the NYSE as promptly as practicable, subject to official notice of issuance.

Section 5.6 Employee Matters.

(a) For a period of one (1) year following the Effective Time (or, if earlier, the date of the applicable employee’s termination of employment), Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries immediately prior to the Effective Time (each, a “Company Employee”), who continues employment with Parent or its Subsidiaries (including the Surviving Corporation and its Subsidiaries) following the Effective Time (each, a “Continuing Employee”), (i) base compensation that is no less than that provided to such Continuing Employee immediately prior to the Effective Time, and (ii) health and welfare benefits (excluding defined benefit pension plans, post-retirement medical and welfare plans, equity and equity-based incentives, severance, retention, change in control or similar plans, policies or agreements), that are substantially comparable in the aggregate to those provided to (x) a similarly situated employee of Parent or its Subsidiaries, or (y) such Continuing Employee as of immediately prior to the Effective Time, as elected by Parent in its sole discretion, it being understood that the Continuing Employees may commence participation in the “employee benefit plans,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), maintained by Parent or any of its Subsidiaries (collectively, the “New Plans”) at such times as are determined by Parent.

(b) For purposes of any New Plans providing benefits to any Continuing Employees after the Effective Time, Parent shall, or shall cause its applicable Subsidiary to: (i) use commercially reasonable efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any New Plans in which such employees may be eligible to participate after the Effective Time, except, with respect to pre-existing conditions or exclusions, to the extent such pre-existing conditions or exclusions would apply under the analogous Company Benefit Plan; (ii) use commercially reasonable efforts to provide each Continuing Employee and their eligible dependents under any New Plan with credit for any co-payments and deductibles paid during the portion of the plan year of the corresponding Company Benefit Plan ending on the date such Continuing Employee’s participation in the New Plan begins (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the date that the Continuing Employee first participates in the New Plan) in satisfying any applicable deductible or out-of-pocket requirements under the New Plan; and (iii) recognize all service of the Continuing Employees with the Company and its Subsidiaries (and any predecessors or affiliates thereof), for all purposes in any New Plan in which such employees may be eligible to participate after the Effective Time to the same extent such service was taken into account under the analogous Company Benefit Plan prior to the date that the Continuing Employee first participates in the New Plan; provided, however, that the foregoing clause (iii) shall not apply (A) to the extent it would result in duplication of benefits, or (B) for any purpose with respect to any defined benefit pension plan, postretirement welfare plan or any New Plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.

(c) If the parties agree (which agreement shall not be unreasonably withheld, conditioned or delayed) not less than ten (10) Business Days before the Closing Date, the Company shall adopt resolutions and take such corporate action as is necessary to terminate the Company Benefit Plans that are Tax-qualified defined contribution plans (collectively, the “Company Qualified DC Plan”), effective as of the day prior to the Closing Date. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and comment of Parent (which comments shall be considered by the Company in good faith). If the Company Qualified DC Plan is terminated prior to the Closing Date, Parent shall use commercially reasonable efforts to cause the Continuing Employees who participated in the Company Qualified DC Plan as of the day prior to the Closing Date to be eligible to participate in a Tax-qualified defined contribution plan maintained by Parent or one of its Subsidiaries thereof on the Closing Date. Upon the distribution of the assets in the accounts under the Company Qualified DC Plan to the participants, Parent shall use commercially reasonable efforts to cause an applicable Tax-qualified defined contribution plan of Parent or its Subsidiaries to accept a rollover from such participants who are then actively employed by Parent or its Subsidiaries who elect the rollover of (i) the cash portion of any “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) to such employee from the Company Qualified DC Plan and (ii) the portion of any such eligible rollover distribution that consists of a promissory note applicable to a loan from the Company Qualified DC Plan to such employee.

(d) From and after the date of this Agreement until the Effective Time, the Company agrees that any written communications to the Company Employees regarding the terms and conditions of their employment (including compensation and benefits) following the Closing shall be subject to prior review and approval by

Parent and its outside counsel (such approval not to be unreasonably withheld, conditioned or delayed). Parent and the Company shall take the employee-related actions described in Section 5.6 of the Company Disclosure Letter.

(e) The provisions of this Section 5.6 are solely for the benefit of the parties to this Agreement, no current or former director, employee or other service provider or any other Person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Parent Benefit Plan, Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose. Without limiting the generality of the foregoing, nothing contained in this Agreement shall obligate Parent, the Company or any of their respective affiliates to (i) maintain any particular Benefit Plan or (ii) retain the employment or services of any current or former director, employee or other service provider.

Section 5.7 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, except that (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all Transfer Taxes imposed in connection with the Merger, and (b) expenses incurred in connection with filing, printing and mailing the Proxy Statement/Prospectus, the Form S-4, and filing fees of the parties to this Agreement in connection with any filings required under the Laws governing antitrust or merger control matters related to the transactions contemplated by this Agreement shall be shared equally by the Company and Parent.

Section 5.8 Exculpation; Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall, to the fullest extent permitted by applicable Law, exculpate, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts arising from or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on the fact that such Person is or was a director, officer, manager or general partner of the Company or its Subsidiaries, as applicable, or was prior to the Effective Time serving at the request of any such party as a director or officer of another Person, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), in each case, to the same extent such Persons are exculpated or indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or any of its Subsidiaries pursuant to any of their organizational documents or applicable Law in existence on the date hereof.

(b) Prior to the Effective Time, the Company may obtain and fully pay for a “tail” prepaid insurance policy, with a claim period of six (6) years from and after the Effective Time from an insurance carrier believed to be sound and reputable, with respect to directors’ and officers’ liability insurance and fiduciary insurance (“Company D&O Insurance”) for the current and former directors and officers of the Company and its Subsidiaries, as applicable, as to the status of each such Person as a director or officer of the Company or its Subsidiaries or the service of each such Person prior to the Effective Time at the request of any such party as a director or officer of another Person and for facts or events that occurred at or prior to the Effective Time, which Company D&O Insurance: (i) shall not have an annual premium in excess of 300% of the last annual premium paid by the Company (the “Company Maximum Premium” prior to the date hereof for its existing directors’ and officers’ liability insurance and fiduciary insurance; and (ii) shall have terms, conditions, retentions and limits of coverage no less favorable than the existing directors’ and officers’ liability insurance and fiduciary insurance for the Company with respect to matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and consummation of the transaction contemplated hereby); provided, however, that if terms, conditions, retentions and limits of coverage at least as favorable as the existing directors’ and officers’ liability insurance and fiduciary insurance for the Company cannot be obtained or can be obtained only by paying an annual premium in excess of the Company Maximum Premium, the Company may obtain as much similar insurance as is reasonably practicable for an annual premium equal to the applicable Company Maximum Premium. After the Effective Time, Parent shall maintain such directors’ and officers’ liability insurance and fiduciary insurance policies in full force and effect for each of their full six (6) year terms and continue to honor its respective obligations under each policy. If the Company for any reason does not obtain such “tail” prepaid insurance as of the Effective Time, Parent (i) shall continue to maintain in effect, for a period of six (6) years from and after the Effective Time for the respective current and former directors and officers of the Company and its Subsidiaries as to the status of each such Person as a director or officer of the Company or its Subsidiaries, as the case may be, and for facts or events that occurred at or prior to the Effective Time, the existing directors’ and officers’ liability insurance and fiduciary insurance of the Company, which insurance shall not have an annual premium in excess of the applicable Company Maximum Premium and shall have terms, conditions, retentions and limits of coverage at least as favorable as the existing directors’ and officers’ liability insurance and fiduciary insurance for the Company with respect to matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and consummation of the transaction contemplated hereby); provided, however, that if terms, conditions, retentions and limits of coverage at least as favorable as such existing insurance cannot be obtained or can be obtained only by paying an annual premium in excess of the Company Maximum Premium, Parent shall only be required to obtain as much similar insurance as is reasonably practicable for an annual premium equal to the Company Maximum Premium; and (ii) shall maintain such directors’ and officers’ liability insurance and fiduciary insurance policy in full force and effect for its full six (6) year terms and continue to honor its obligations under such policy.

(c) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 5.8.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.8; provided, that such Indemnified Party provides an undertaking to repay such expenses to the extent it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not legally entitled to indemnification under Law.

(e) The provisions of this Section 5.8 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives, shall be binding on all successors and assigns of Parent and the Company and shall not be amended in a manner that is adverse to any Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of such Indemnified Party (including such successors, assigns and heirs) affected thereby, and (ii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses or contribution that any such Person may have by contract or otherwise.

Section 5.9 Dividends.

(a) From and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement, neither the Company nor Parent shall make, declare or set aside any dividend or other distribution to its respective stockholders without the prior written consent of the Company (in the case of Parent) or Parent (in the case of the Company); provided, however, that the written consent of the other party shall not be required for the declaration and payment of regular quarterly cash dividends by the Company or regular monthly cash dividends by Parent, in each case, in accordance with past practice at a rate not in excess of the regular cash dividend most recently declared prior to the date of this Agreement with respect to each of the

(i) shares of Company Common Stock (with respect to the Company) (including such shares subject to Company Restricted Stock Awards), (ii) shares of the Company Series A Preferred Stock (with respect to the Company and solely to the extent required pursuant to the terms of Company Series A Preferred Stock in effect as of the date of this Agreement) and (iii) shares of Parent Common Stock (with respect to Parent) (including such shares subject to Parent Restricted Stock Awards), subject to, in the case of subclause (i), customary increases in accordance with past practices (it being agreed that the timing of any such distributions permitted by this Section 5.9 will be coordinated so that, if either the holders of Company Common Stock or the Company Restricted Stock Awards or the holders of shares of Parent Common Stock or Parent Restricted Stock Awards receive a distribution for a particular period prior to the Closing Date, then the holders of shares of Parent Common Stock or Parent Restricted Stock Awards and the holders of Company Common Stock or the Company Restricted Stock Awards, respectively, shall receive a distribution for a comparable period prior to the Closing Date).

(b) Notwithstanding the foregoing or anything else to the contrary in this Agreement, each of the Company and Parent, as applicable, shall be permitted to declare and pay a dividend to its common stockholders, the record date and payment date for which shall be the close of business on the last Business Day prior to the Closing Date, distributing any amounts determined by such party (in each case in consultation with the other party) to be the minimum dividend required to be distributed in order for such party to qualify as a REIT and to avoid to the extent reasonably possible the incurrence of income or excise Tax (any dividend paid pursuant to this paragraph, a “REIT Dividend”).

(c) If either party determines that it is necessary to declare a REIT Dividend, it shall notify the other party at least twenty (20) days prior to the Effective Time, and such other party shall be entitled to declare a dividend per share payable (i) in the case of the Company, to holders of Company Common Stock or Company Restricted Stock Awards, in an amount per share of Company Common Stock or per Company Restricted Stock Award equal to the product of (A) the REIT Dividend declared by Parent with respect to each share of Parent Common Stock or Parent Restricted Stock Awards and (B) the Exchange Ratio and (ii) in the case of Parent, to holders of shares of Parent Common Stock or Parent Restricted Stock Awards, in an amount per share of Parent Common Stock or per Parent Restricted Stock Award equal to the quotient obtained by dividing (x) the REIT Dividend declared by the Company with respect to each share of Company Common Stock or per Company Restricted Stock Award by (y) the Exchange Ratio. The record date and payment date for any dividend payable pursuant to this Section  5.9(c) shall be the close of business on the last Business Day prior to the Closing Date.

Section  5.10 Public Announcements. Except in respect of any announcement required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, or as required in connection with required notifications or filings under the HSR Act or any foreign antitrust, competition, or merger control Law or in response to any request by a Governmental Entity investigating the transactions described herein, Parent shall consult with the Company before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.1 or as otherwise permitted under Section 5.4, or as required in connection with required notifications or filings under the HSR Act or any foreign antitrust, competition, or merger control Law or in response to any request by a Governmental Entity investigating the transactions described herein, the Company shall not issue any press release or otherwise make any public statement or disclosure concerning Parent or Parent’s business, financial condition or results of operations without the consent of Parent, which consent shall not be unreasonably withheld or delayed.

Section 5.11 Additional Agreements. In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Parent with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the proper officers and directors of each party to this Agreement shall take all such necessary action.

Section 5.12 Tax Matters.

(a) The Company and Parent agree to use their reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties shall treat the Merger as a tax-free “reorganization” under Section 368(a) of the Code and no party shall take any position for tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) Parent shall, with the Company’s good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer, recording, registration, stamp or similar Taxes that become payable in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and the Company and Parent shall cooperate to minimize the amount of such Transfer Taxes to the extent permitted by applicable Law.

Section 5.13 Financing Cooperation.

(a) Consistent with applicable Laws, the Company shall use reasonable best efforts to, and shall cause its Subsidiaries and each of its and its Subsidiaries’ respective officers and employees to use reasonable best efforts to, provide to Parent and its Subsidiaries, at Parent’s sole expense, all cooperation as may be reasonably requested in writing by Parent in connection with (i) one or more equity or debt offerings or issuances of Parent, that Parent and its Subsidiaries may pursue prior to the Effective Time and (ii) the assumption, restatement or refinancing of the Company Term Loan Credit Agreements by Parent and its Subsidiaries (any such transaction in clauses (i) or (ii) a “Financing”), including, without limitation, in the event such action is customary in connection with the applicable Financing, using reasonable best efforts to: (i) cooperate with customary marketing efforts relating to such Financing, including assisting in the preparation of customary confidential information memoranda, private placement memoranda, lender presentations, prospectuses, offering memoranda and other customary offering documents and marketing materials; (ii) assist in the preparation of rating agency presentations and participate in a reasonable number of meetings with rating agencies, roadshows, due diligence sessions, drafting sessions and meetings with prospective lenders and debt and equity investors, in each case, at such places (which may be by audio or videoconference) as coordinated reasonably in advance thereof at mutually agreed times; (iii) deliver documentation and other information reasonably requested by sources of such Financing as promptly as reasonably practicable with respect to (x) applicable “know-your-customer”, FINCEN and anti-money laundering rules and regulations, including the PATRIOT Act and (y) the U.S. Treasury Department’s Office of Foreign Assets Control and the Foreign Corrupt Practices Act, in each case, to the extent such information is required pursuant to the applicable Financing; (iv) deliver as promptly as reasonably practicable all financial information and real property and other diligence materials related to the Company and its Subsidiaries customary or reasonably necessary for the arrangement or completion of such Financing; (v) direct the Company’s independent auditors to cooperate with any Financing that is a securities offering consistent with their customary practice, including requesting the Company’s independent accountants to prepare and deliver customary comfort letters (it being understood that such customary comfort letters shall include a SAS 100 review of any interim financial statements and “negative assurance” comfort covering any “stub” period) if customary for such Financing, in connection with any Financing to the applicable underwriters, arrangers, initial purchasers or placement agents thereof in each case, on customary terms and consistent with the customary practice of such independent accountants; (vi) assist with the preparation of pro forma financial information and pro forma financial statements solely with respect to the Company to the extent customary or reasonably necessary for the arrangement or completion of the Financing, including, if applicable, of the type that would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a public offering of securities of Parent and for Parent’s preparation of pro forma financial statements; (vii) assist in the preparation of customary projections, estimates and other forward looking financial information regarding the future performance of the Company to the extent customary or reasonably necessary for the arrangement or completion of the Financing; and (viii) the execution and delivery of such definitive financing documents, including certificates, credit agreements, note purchase agreements, securities purchase agreements, dealer manager agreements, solicitation agent agreements, authorization letters, guarantees, schedules, legal opinions and other documents, as may be reasonably necessary to facilitate such Financing, in each case in form and substance reasonably satisfactory to the party executing such document; provided that any such documents referred to in this clause (viii) shall be effective no earlier than the Effective Time (other than any authorization letters that are required to be given in advance of such time in order for the Financing to be consummated on or after the Effective Time). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with any Financing; provided that such logos are used solely in a manner that is not intended to or is reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of such party or its Subsidiaries. Notwithstanding any other provision set forth herein or in any other agreement between Parent and the Company or its affiliates, the parties hereto agree that Parent may share with the arrangers and sources of such Financing customary projections and other confidential information with respect to the Company (including information about the Company’s Subsidiaries) after giving effect to the Merger and the transactions contemplated hereby that the parties have cooperated in preparing, and that Parent, its Subsidiaries and such arrangers and sources of Financing may share information about the Company and its Subsidiaries (notwithstanding anything to the contrary herein or in the Confidentiality Agreements) with potential sources of the Financing in connection with any marketing efforts in connection with the Financing, provided that the recipients of such information agree to customary confidentiality arrangements in form and substance reasonably acceptable to the Company.

(b) During the period from the date of this Agreement until the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Interim Period”), Parent or one or more of its Subsidiaries may (i) commence any one or more of the following: (A) one or more offers to purchase (including any “change of control offer” under the Company Notes Indenture and/or the notes issued thereunder) any or all of the outstanding debt issued under the Company Notes Indenture for cash (collectively, the “Offers to Purchase”); and/or (B) one or more offers to exchange any or all of the outstanding debt issued under the Company Notes Indenture for securities issued by Parent or any of its affiliates (the “Offers to Exchange”); and/or (ii) solicit the consent of the holders of debt issued under the Company Notes Indenture regarding certain proposed amendments thereto (the “Consent Solicitations” and, together with the Offers to Purchase and Offers to Exchange, if any, the “Note Offers and Consent Solicitations”); provided that any such notice or offer shall expressly reflect that, and it shall be the case that, the closing of any such transaction shall not be consummated until the Effective Time. Any Note Offers and Consent Solicitations shall be made on such terms and conditions (including price to be paid and conditionality) as are proposed by Parent and which are permitted by the terms of the Company Notes Indenture and applicable Laws, including SEC rules and regulations. Parent shall consult with the Company regarding the material terms and conditions of any Note Offers and Consent Solicitations, including the timing and commencement of any Note Offers and Consent Solicitations and any tender deadlines. Parent shall have provided the Company with the necessary offer to purchase, offer to exchange, consent solicitation statement, letter of transmittal, press release, if any, in connection therewith, and each other document relevant to the transaction that will be distributed by Parent in the applicable Note Offers and Consent Solicitations (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Note Offers and Consent Solicitations to allow the Company and its counsel to review and comment on such Debt Offer Documents, and Parent shall give reasonable and good faith consideration to any comments made or input provided with respect thereto by the Company and its legal counsel. Subject to the receipt of the requisite holder consents, in connection with any or all of the Consent Solicitations (including for the avoidance of doubt any other liability management transaction hereunder that includes a Consent Solicitation), the Company shall execute a supplemental indenture to the Company Notes Indenture in accordance with the terms thereof amending the terms and provisions thereof as described in the applicable Debt Offer Documents in a form as reasonably requested by Parent (the “Supplemental Indenture”); provided that the amendments effected by such supplemental indenture shall not become operative until the Effective Time. During the Interim Period, at Parent’s sole expense, the Company shall and shall cause its Subsidiaries to, and shall cause its and their Representatives to, provide all cooperation reasonably requested by Parent to assist Parent in connection with any Note Offers and Consent Solicitations (including using reasonable best efforts to direct the Company’s independent accountants to provide customary consents for use of their reports to the extent required in connection with any Note Offers and Consent Solicitations). The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Note Offers and Consent Solicitations will be selected and retained by Parent. If, at any time prior to the completion of the Note Offers and Consent Solicitations, the Company or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall use reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated to the holders of the notes outstanding under the Company Notes Indenture.

(c) Parent shall promptly, upon request by the Company, reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses paid to third parties (including reasonable and documented advisor’s fees and expenses) incurred by the Company and its Subsidiaries in connection with the cooperation provided pursuant to this Section 5.13 and indemnify and hold harmless the Company, its Subsidiaries and their respective officers, directors and other Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (collectively, “Losses”) suffered or incurred by them in connection with any Financing, any information utilized in connection therewith or any action taken by the Company or any Subsidiary of the Company pursuant to this Section 5.13, in each case, whether or not the Merger is consummated or this Agreement is terminated; provided, however, that the foregoing indemnity shall not apply with respect to any Losses resulting from any gross negligence or willful misconduct of the Company or its Subsidiaries or Representatives or a Willful Breach of the Company or any Subsidiary of the Company under this Agreement.

(d) Notwithstanding the requirements of Section 5.13(a), neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 5.13 that (i) would unreasonably interfere with the business or operations of the Company or its Subsidiaries, (ii) would require the Company, its Subsidiaries or any Persons who are directors or officers of the Company or its Subsidiaries to pass resolutions or consents to approve or authorize the execution of any Financing or any Note Offers and Consent Solicitations or execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, that is effective prior to the Effective Time, or that would be effective if the Effective Time does not occur (other than (x) authorization letters contemplated by clause (viii) of Section 5.13(a) and (y) to the extent required to be executed or delivered prior to the Effective Time pursuant to Section 5.13(a)), (iii) would cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (iv) would require the Company or any of its Subsidiaries to pay any commitment or other similar fee prior to the Effective Time or incur any other expense, liability or obligation in connection with any Financing or any Note Offers and Consent Solicitations prior to the Effective Time, or have any obligation of the Company or any of its Subsidiaries under any agreement, certificate, document or instrument be effective until the Effective Time, (v) could reasonably be expected to cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (vi) could reasonably be expected to conflict with the organizational documents of the Company or its Subsidiaries or any Laws, (vii) could reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any contract to which the Company or any of its Subsidiaries is a party, (viii) would require providing access to or disclosing information that would reasonably be expected to jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, (ix) would require delivering or causing to be delivered any opinion of counsel in connection with any Financing or any Note Offers and Consent Solicitations (other than to the extent required by Section 5.13(b) in connection with the entry into a Supplemental Indenture, an opinion of counsel if the trustee under the Company Notes Indenture requires an opinion of counsel to the Company) or (x) could reasonably be expected to cause the Company to fail to qualify as a REIT for federal income tax purposes (including by reason of potential payments under Section 5.13(c) from such action).

(e) Upon the request of Parent, the Company shall use reasonable best efforts to, and cause its Subsidiaries and each of its and its Subsidiaries’ respective officers and employees to, facilitate the payoff and termination of the Company Revolving Credit Agreement and, if any loans are outstanding under either Company Term Loan Credit Agreement immediately prior to Closing (and the obligations under such Company Term Loan Credit Agreement are not being assumed by Parent at Closing and such Company Term Loan Credit Agreement is not being amended or restated at Closing), each such Company Term Loan Credit Agreement, including obtaining customary payoff letters in connection therewith (the “Credit Agreement Payoff”); provided that any such action described in this clause (e) shall not be required unless it can be and is conditioned on the occurrence of the Closing.

(f) For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 5.13 represent the sole obligation of the Company, its Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of any Financing to be obtained by Parent or any of its Subsidiaries with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. Notwithstanding the foregoing, it is expressly understood and agreed that the parties’ obligation to consummate the Merger and the transactions contemplated hereby are not contingent upon the completion of any Financing, any Note Offers and Consent Solicitations or the Credit Agreement Payoff. Notwithstanding anything to the contrary in this Agreement, any breach, other than a Willful Breach, by the Company of any of the covenants required to be performed by it under this Section 5.13 shall not be considered in determining the satisfaction of the condition set forth in Section  6.3(b).

Section 5.14 Notification of Certain Matters; Transaction Litigation.

(a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any written notice or other written communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any litigation, claim or other proceeding commenced or, to such party’s knowledge, threatened against, relating to or involving such party or any of the Subsidiaries of the Company or the Subsidiaries of Parent, respectively, which relate to this Agreement, the Merger or the other transactions contemplated by this Agreement. The Company shall give Parent an opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Company and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall give the Company the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against Parent and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement which could reasonably be expected to impair or impede the parties’ ability to timely perform their obligations under this Agreement or the consummation of the transactions contemplated hereby shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.15 Section 16 Matters. The Company, Parent and Merger Sub each shall take all such steps as may be necessary or appropriate to ensure that (a) any dispositions of Company Common Stock (including derivative securities related to such stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time are exempt under Rule 16b-3 promulgated under the Exchange Act, and (b) any acquisitions of Parent Common Stock (including derivative securities related to such stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.16 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, (A) at any time prior to the date the definitive Proxy Statement is first mailed to the stockholders of the Company in connection with the Company Stockholders Meeting, or (B) or otherwise with the prior written consent of the Company (which shall not be unreasonably withheld or delayed), Parent, in its sole discretion, may elect to modify the structure of the Merger so as to provide that the Company shall merge with and into Parent (rather than Merger Sub), with Parent continuing as the surviving corporation of the Merger (the “Alternative Structure”); provided that (a) the consideration to be paid to the stockholders of the Company is not thereby changed in nature or kind or reduced in amount as a result of such modification, (b) the Alternative Structure will not adversely affect (1) the tax treatment to the stockholders of the Company as a result of the Merger or payment or receipt of the Merger Consideration, or (2) the qualification and taxation of the Company as a REIT for federal income tax purposes for any period prior to the Closing, (c) the merger contemplated by such Alternative Structure shall not require the approval of the shareholders of Parent to be consummated, and (d) such Alternative Structure (after giving effect to the following sentence) will not and, will not reasonably be expected to, jeopardize, impede or delay the consummation of the transactions contemplated by this Agreement. In the event that Parent elects to implement the Alternative Structure, the parties agree, in good faith, to prepare and execute an amendment to this Agreement to reflect the Alternative Structure and any necessary modifications to the terms of the Agreement to give effect to the Alternative Structure (including all necessary or appropriate changes to the definitions of the Merger, the Surviving Corporation and such terms impacted thereby).

Section 5.17 Term Loan Matters. On December 15, 2023 or any date prior thereto (as determined by the Company in consultation with Parent), the Company shall, or shall cause its Subsidiaries to, in compliance with the terms of the Company 2022 Term Loan Agreement, borrow an additional $200.0 million that is permitted to be borrowed pursuant to Section 2.15 thereof titled “Increase in Term Loan Commitments”.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions unless waived by such party in writing:

(a) Stockholder Approval. The Company shall have obtained the Company Required Stockholders Vote.

(b) NYSE Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any statute, rule, regulation or Order enacted, entered, enforced or deemed applicable to the Merger by any Governmental Entity of competent jurisdiction which makes the consummation of the Merger illegal.

Section 6.2 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by the Company in writing:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in Sections 3.2(a)(i) (Organization, Standing and Power) (other than the second sentence thereof), (b) (Capital Structure) (other than subclauses (i) and (iii) thereof), (c)(i) (Authority), (j) (Board Approval), (l) (Vote Required), (o) (Investment Company Act of 1940), (q) (Brokers or Finders) and (r) (Opinion of Parent Financial Advisor) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent made as of an earlier date, in which case as of such date), (ii) the representations and warranties set forth in subclauses (i) and (iii) of Section 3.2(b) (Capital Structure) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, such date), except for inaccuracies in such representations and warranties that are de minimis relative to the total fully-diluted equity capitalization of Parent, (iii) the representations and warranties set forth in Section 3.2(i) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent made as of an earlier date, in which case as of such date), and (iv) the other representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent Entities. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, development, change or occurrence that has had or would reasonably be expected to have had, individually or in the aggregate, a Parent Material Adverse Effect that is continuing.

(d) Merger Opinion. The Company shall have received the opinion of Company Merger Counsel in form and substance substantially as set forth in Section 6.2(d) of the Company Disclosure Letter, and with such reasonable changes as are reasonably acceptable to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The tax opinion will be subject to customary exceptions, assumptions and qualifications, and in rendering such opinion, counsel may require and rely upon the officer’s certificates delivered pursuant to Section 4.1(d) and Section 4.2(d). The condition set forth in this Section 6.2(d) may not be waived after receipt of the Company Required Stockholders Vote, unless further stockholder approval is obtained with appropriate disclosure.

(e) REIT Opinion. The Company shall have received a tax opinion of Parent REIT Counsel, in form and substance substantially as set forth in Section 6.2(e) of the Parent Disclosure Letter, and with such changes as are mutually agreeable to the Company and Parent (such agreement not to be unreasonably withheld, conditioned or delayed), dated as of the Closing Date and addressed to the Company, to the effect that, commencing with Parent’s taxable year ended December 31, 2016, Parent has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its proposed method of operation will enable Parent to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year that includes the Effective Time and future taxable years. The tax opinion will be subject to customary exceptions, assumptions and qualifications, be based on the representations contained in the officer’s certificate delivered pursuant to Section 4.2(d) and assume the accuracy of the representations contained in the officer’s certificate delivered to Company REIT Counsel pursuant to Section 4.1(d).

(f) Closing Certificate. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

Section 6.3 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is subject to the satisfaction of the following conditions unless waived by Parent in writing:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 3.1(a)(i) (Organization, Standing and Power) (other than the second sentence thereof), (b) (Capital Structure) (other than subclause (i) thereof), (c)(i) (Authority), (m) (Board Approval), (o) (Vote Required), (v) (Investment Company Act of 1940), (w) (Brokers or Finders) and (x) (Opinion of the Company’s Financial Advisors) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent made as of an earlier date, in which case as of such date), (ii) the representations and warranties set forth in subclause (i) of Section 3.1(b) (Capital Structure) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, such date), except for inaccuracies in such representations and warranties that are de minimis relative to the total fully-diluted equity capitalization of the Company, (iii) the representations and warranties set forth in subclause (ii) of Section 3.1(l) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement, and (iv) the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, development, change or occurrence that has had or would reasonably be expected to have had, individually or in the aggregate, a Company Material Adverse Effect that is continuing.

(d) Merger Opinion. Parent shall have received the opinion of Parent Merger Counsel in form and substance substantially as set forth in Section 6.3(d) of the Parent Disclosure Letter, and with such reasonable changes as are reasonably acceptable to Parent, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The tax opinion will be subject to customary exceptions, assumptions and qualifications, and in rendering such opinion, counsel may require and rely upon the officer’s certificates delivered pursuant to Section 4.1(d) and Section 4.2(d).

(e) REIT Opinion. Parent shall have received a tax opinion of Company REIT Counsel, in form and substance substantially as set forth in Section 6.3(e) of the Company Disclosure Letter, and with such changes as are mutually agreeable to Parent and the Company (such agreement not to be unreasonably withheld, conditioned or delayed), dated as of the Closing Date and addressed to Parent, to the effect that, commencing with the Company’s taxable year ended December 31, 2016 and through the Effective Time, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code. The tax opinion will be subject to customary exceptions, assumptions and qualifications, and based on the representations contained in the officer’s certificate delivered pursuant to Section 4.1(d).

(f) Closing Certificate. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

ARTICLE VII

TERMINATION AND AMENDMENT

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the Merger by the stockholders of the Company:

(a) by mutual consent of the Company and Parent in a written instrument;

(b) by either the Company or Parent, upon written notice to the other party:

(i) if the Company Required Stockholders Vote shall not have been obtained upon a vote taken thereon at the duly convened Company Stockholders Meeting or at any adjournment or postponement thereof, in each case at which a vote on obtaining the Company Required Stockholders Vote was taken; provided, however, that the right to terminate this Agreement under this Section 7.1(b), shall not be available to the Company where a failure to obtain the Company Required Stockholders Vote was primarily caused by a material breach of its obligations under (i) the first two sentences and the final sentence of Section 5.1 or (ii) Section 5.4;

(ii) if any Governmental Entity of competent jurisdiction shall have issued an Order, decree or ruling or taken any other action permanently enjoining or otherwise prohibiting the Merger, and such Order, decree, ruling or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply with any provision of this Agreement has been the primary cause of, or resulted in, such action; or

(iii) upon written notice to the other party, if the Merger shall not have been consummated on or before July 29, 2024 (the “Outside Date”); provided, the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to any party whose material breach of any representation, warranty, covenant or other agreement has been the primary cause of, or resulted in, the failure of the Merger to occur on or before such date;

(c) by the Company, upon written notice to Parent at any time prior to the receipt of the Company Required Stockholders Vote in order to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with the express terms and conditions of Section 5.4; provided, however, that this Agreement may not be so terminated unless the payment required by Section 7.2(b)(i) is made in full to Parent substantially concurrently with the occurrence of such termination and the entry into such Acquisition Agreement with respect to such Superior Proposal;

(d) by Parent, upon written notice to the Company upon a Change in Company Recommendation;

(e) by the Company, upon written notice to Parent, if either Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing on the Closing Date, (A) would result in the failure to be satisfied of the condition set forth in Section 6.2(a) or (b) and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) Business Days after the giving of written notice to Parent of such breach; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement that would result in the failure to be satisfied of the condition set forth in Section 6.3(a) or (b); or

(f) by Parent, upon written notice to the Company, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing on the Closing Date, (A) would result in the failure to be satisfied of the condition set forth in Section 6.3(a) or (b) and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) Business Days after the giving of written notice to the Company of such breach; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement that would result in the failure to be satisfied of the condition set forth in Section 6.2(a) or (b).

Section 7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company or Parent or their respective officers or directors, except with respect to Section 5.2(b), Section 5.7, this Section 7.2 and Article VIII and except for the Confidentiality Agreements, each of which shall survive such termination and except that no party shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach of this Agreement.

(b) The Company Termination Fee.

(i) If the Company shall terminate this Agreement pursuant to Section 7.1(c) then the Company shall pay to Parent the Company Termination Fee as a condition to the effectiveness of such termination.

(ii) If Parent shall terminate this Agreement pursuant to Section 7.1(d) then the Company shall pay to Parent the Company Termination Fee within three (3) Business Days after termination of this Agreement.

(iii) In the event that (A) a bona fide Acquisition Proposal with respect to the Company shall have been publicly announced or shall have become publicly disclosed and shall not have been publicly withdrawn prior to the date that is at least ten (10) Business Days prior to the Company Stockholders Meeting, (B) thereafter this Agreement is terminated (1) by Parent or the Company pursuant to Section 7.1(b)(iii) (if the Company Required Stockholders Vote has not theretofore been obtained) or pursuant to Section 7.1(b)(i) or (2) by Parent pursuant to Section 7.1(f), due to a material breach by the Company of (i) the first two sentences of Section 5.1 or (ii) Section 5.4 and (C) prior to the date that is twelve (12) months after the date of such termination, the Company either (1) consummates a transaction of a type set forth in the definition of “Acquisition Proposal” or (2) enters into an Acquisition Agreement, then the Company shall, on the earlier of the date such transaction is consummated or the date such Acquisition Agreement is entered into, pay to Parent a one-time fee equal to the Company Termination Fee less the amount of any Parent Expense Reimbursement previously paid to Parent (if any) pursuant to Section 7.2(b)(iii) (provided that, for purposes of this clause (C), each reference to “20%” in the definitions of “Acquisition Proposal” and “Acquisition Agreement” shall be deemed to be a reference to “50.1%”).

(iv) In the event that the Company or Parent terminates this Agreement pursuant to Section 7.1(b)(i) under circumstances in which the Company Termination Fee is not then payable, then the Company shall pay to Parent a one-time fee equal to the Parent Expense Reimbursement within three (3) Business Days after such termination; provided that the payment by the Company of the Parent Expense Reimbursement pursuant to this Section 7.2(b)(iv), shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 7.2(b)(ii).

(c) In no event shall this Section 7.2 require the Company to pay the Company Termination Fee on more than one occasion.

(d) Each of the parties hereto acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails to pay all amounts due to the other party under this Section 7.2 on the dates specified, then the Company shall pay all costs and expenses (including legal fees and expenses) incurred by Parent in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Parent. Each of the parties hereto acknowledges that each of the Parent Expense Reimbursement and the Company Termination Fee is not a penalty, but rather are liquidated damages in a reasonable amount that will compensate a party in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

(e) The “Company Termination Fee” shall be an amount equal to the lesser of (i) the Company Base Amount (as defined below) and (ii) the maximum amount, if any, that can be paid to Parent without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year determined as if (a) the payment of such amount did not constitute Qualifying Income, and (b) Parent has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Parent which was not Qualifying Income), in each case as determined by independent accountants to Parent. Notwithstanding the foregoing, in the event Parent receives Tax Guidance providing that Parent’s receipt of the Company Base Amount should either constitute Qualifying Income or should be excluded from gross income within the meaning of the REIT Requirements, the Company Termination Fee shall be an amount equal to the Company Base Amount and the Company shall, upon receiving notice that Parent has received the Tax Guidance, pay to Parent the unpaid Company Base Amount within five (5) Business Days. In the event that Parent is not able to receive the full Company Base Amount due to the above limitations, the Company shall place the unpaid amount in escrow by wire transfer within three (3) days of the date when the Company Termination Fee would otherwise be due but for the above limitations and shall not release any portion thereof to Parent unless and until Parent receives either one or a combination of the following once or more often: (A) a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements (calculated as described above) or (B) the Tax Guidance, in either of which events the Company shall pay to Parent the lesser of the unpaid Company Base Amount or the maximum amount stated in the letter referred to in clause (A) above within five (5) Business Days after the Company has been notified thereof. The obligation of the Company to pay any unpaid portion of the Company Termination Fee shall terminate on the December 31 following the date which is three (3) years from the date the Company Termination Fee first becomes payable under Section 7.2(b). Amounts remaining in escrow after the obligation of the Company to pay the Company Termination Fee terminates shall be released to the Company. “Qualifying Income” shall mean income described in Sections 856(c)(2)(A)–(I) and 856(c)(3)(A)–(I) of the Code. “Tax Guidance” shall mean a reasoned opinion from nationally recognized federal income tax counsel experienced in REIT tax matters or a ruling from the IRS. The “Company Base Amount” shall mean $173,970,000; provided, however, that, in the event the Company Termination Fee becomes payable as a result of the termination of this Agreement prior to the Window Period End Time (a) by the Company pursuant to Section 7.1(c) with respect to a Superior Proposal by a Qualified Bidder or (b) by Parent pursuant to Section 7.1(d) in response to a Change in Company Recommendation effected in compliance with Section 5.4(b)(iv) with respect to a Superior Proposal by a Qualified Bidder, then, in the case of either of the immediately preceding clauses (a) or this clause (b), the “Company Base Amount” shall mean $93,680,000.

(f) The “Parent Expense Reimbursement” shall be an amount equal to the lesser of (i) the Parent Expense Reimbursement Base Amount (as defined below) and (ii) the maximum amount, if any, that can be paid to Parent without causing it to fail to meet the REIT Requirements for such year determined as if (a) the payment of such amount did not constitute Qualifying Income, and (b) Parent has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Parent which was not Qualifying Income), in each case as determined by independent accountants to Parent. Notwithstanding the foregoing, in the event Parent receives Tax Guidance providing that Parent’s receipt of the

Parent Expense Reimbursement Base Amount should either constitute Qualifying Income or should be excluded from gross income within the meaning of the REIT Requirements, the Parent Expense Reimbursement shall be an amount equal to the Parent Expense Reimbursement Base Amount and the Company shall, if required to pursuant to Section 7.2(b)(iv), upon receiving notice that Parent has received the Tax Guidance, pay to Parent the unpaid Parent Expense Reimbursement Base Amount within five (5) Business Days. In the event that Parent is not able to receive the full Parent Expense Reimbursement Base Amount due to the above limitations, the Company shall, if required to pursuant to Section 7.2(b)(iv), place the unpaid amount in escrow by wire transfer within three (3) days of the date when the Parent Expense Reimbursement would otherwise be due but for the above limitations and shall not release any portion thereof to Parent unless and until Parent receives either one or a combination of the following once or more often: (A) a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements (calculated as described above) or (B) the Tax Guidance, in either of which events the Company shall pay to Parent the lesser of the unpaid Parent Expense Reimbursement Base Amount or the maximum amount stated in the letter referred to in clause (A) above within five (5) Business Days after the Company has been notified thereof. Any obligation of the Company to pay any unpaid portion of the Parent Expense Reimbursement shall terminate on the December 31 following the date which is three (3) years from the date the Parent Expense Reimbursement first becomes payable under Section 7.2(b). Amounts remaining in escrow after the obligation of the Company to pay the Parent Expense Reimbursement terminates shall be released to the Company. The “Parent Expense Reimbursement Base Amount” shall mean $25,000,000.00.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time or which otherwise by their terms survive the termination of this Agreement or the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified, (b) when received when sent by email to the party to be notified; provided, however, that if the sending party receives a “bounce back” or similar message indicating non-delivery is received with respect thereto, notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 8.2 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or any other method described in this Section 8.2 or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

if to the Company, to:

Spirit Realty Capital, Inc.

2727 North Harwood Street, Suite 300

Dallas, Texas 75201

Attention:	General Counsel
E-mail:	rthomas@spiritrealty.com

with a copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:	Adam O. Emmerich
Karessa L. Cain
Fax No.:	(212) 403-2000
E-mail:	AOEmmerich@wlrk.com
KLCain@wlrk.com

if to Parent or Merger Sub, to:

Realty Income Corporation

11995 El Camino Real

San Diego, California 92130

Attention:	Chief Legal Officer
Email:	mbushore@realtyincome.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

Attention:	Charles Ruck
Bradley Helms
Darren Guttenberg
Fax No.:	(714) 755-8290
E-mail:	charles.ruck@lw.com
bradley.helms@lw.com
darren.guttenberg@lw.com

Section 8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.” References to “$” and “dollars” are to the currency of the United States of America. Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material,” a “Parent Material Adverse Effect” or a “Company Material Adverse Effect” under this Agreement. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Any pronoun shall include the corresponding masculine, feminine and neuter forms. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

Section 8.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to each other party (including by means of electronic delivery), it being understood that the parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreements, which shall survive the execution and delivery of this Agreement. Except (a) for, after the Effective Time, the rights of the holders of Company Common Stock and Company Equity Awards to receive the shares of Parent Common Stock, cash in lieu of fractional shares and cash dividend equivalents, as applicable, as provided in Article I and Article II, plus any dividends or other distributions as provided in Section 2.2(c) or Section 2.2(i), and (b) as provided in Section 5.8(e) which, in each case, shall inure to the benefit of the respective Persons benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein, nothing in this Agreement is intended to confer upon any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.6 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Maryland (without giving effect to choice of law principles thereof).

Section 8.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 8.9 Submission to Jurisdiction. For the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, each party hereto irrevocably submits to the jurisdiction of the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the U.S. District Court for the District of Maryland, Northern Division (the “Maryland Courts”). In the case of any suit, action or other proceeding in the Circuit Court for Baltimore City, Maryland, each of the parties irrevocably agrees to request and/or consent to the assignment of any such suit, action or other proceeding to such court’s Business and Technology Case Management Program. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Maryland Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by registered mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this

Section 8.9 shall affect the right of any party to serve legal process in any other manner permitted by Law. The consent to jurisdiction set forth in this Section 8.9 shall not constitute a general consent to service of process in the State of Maryland and shall have no effect for any purpose except as provided in this Section 8.9. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 8.9, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. Each party further agrees that it will use its reasonable best efforts to cooperate with the other parties in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance.

Section 8.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE SHARES OR SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION 8.11 HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 8.12 Amendment. At any time prior to the Effective Time, this Agreement may be amended by the parties hereto, by an instrument in writing signed on behalf of each of the parties; provided, that after the Company Required Stockholders Vote is obtained, no amendment shall be made which by Law requires further approval by the stockholders of the Company without such further approval by such stockholders.

Section 8.13 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by the Board of Directors of the Company or the Board of Directors of Parent, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE IX

DEFINITIONS

“Acquisition Proposal” means any inquiry, proposal, indication of interest or offer from any Person or “group” (as defined in Section 13d-3 promulgated under the Exchange Act) (other than any of the parties or their Subsidiaries) relating to (a) any merger, consolidation, share exchange or similar business combination transaction involving the Company or any of its Subsidiaries that would result in any Person beneficially owning more than twenty percent (20%) of the outstanding voting securities of the Company, its operating partnership, any successor thereto or parent company thereof, (b) any sale, lease, exchange or license, transfer or other disposition, directly or indirectly (including by way of merger, consolidation, recapitalization, sale of equity interests, share exchange, joint venture or any similar transaction), of any of the Company’s or its Subsidiaries’ assets (including stock or other ownership interests of its respective Subsidiaries) representing more than twenty percent (20%) of the assets of the Company and its Subsidiaries on a consolidated basis (as determined on a fair market value basis), (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing more than twenty percent (20%) of the outstanding voting securities of the Company or any successor thereto or parent company thereof, or (d) any tender offer or exchange offer that, if consummated, would result in any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) acquiring beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of more than twenty percent (20%) of the outstanding voting securities of the Company or any successor thereto or parent company thereof; provided, however, that the term “Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

“Benefit Plan” means, with respect to any entity, any compensation or employee benefit plan, program, policy, agreement or other arrangement, including any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any bonus, cash- or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, or saving, plan, program, policy, agreement or arrangement.

“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by Law or executive order to be closed.

“Company Equity Plan” means that certain Second Amended and Restated Company and Company Partnership 2012 Incentive Award Plan, as amended.

“Company Lease” means each lease, sublease, sub-sublease, license and other agreement (including any amendments, notices, deferral agreements or other modifications thereto) under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Material Adverse Effect” means an event, development, change or occurrence that is materially adverse to the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that a Company Material Adverse Effect shall not include any event, development, change or occurrence to the extent arising out of, relating to or resulting from:

(a) changes in general business, economic or market conditions in the United States or elsewhere in the world (including changes generally in prevailing interest rates (including long-term estimates thereof), inflation, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets);

(b) changes generally affecting the industry or industries in which the Company or any of its Subsidiaries operates or any of the markets or geographical areas in which the Company or any of its Subsidiaries operate (including changes in the creditworthiness of tenants);

(c) any change or proposed change after the date hereof in Law or the interpretation thereof or GAAP or the interpretation thereof;

(d) changes in political or social conditions, including civil unrest, protests, public demonstrations, acts of war, armed hostility or terrorism (including cyber-terrorism or cyber-attacks), data breaches, riots, demonstrations, public disorders, civil disobedience, government “shutdowns” (including any potential or actual government “shutdown” in the United States, including the “shutdown” of any agencies or bodies thereof) or any escalation or any worsening thereof (including any acts of war or sanctions imposed in connection with (i) the current dispute involving the Russian Federation and Ukraine, including relating to Belarus and (ii) the current dispute involving Israel, Hamas, Lebanon, Syria, Iran and any other state or non-state actors involved);

(e) earthquakes, hurricanes, tornados or other acts of God, natural disasters or calamities;

(f) any epidemics, pandemics or disease outbreaks (including Covid-19) or worsening thereof;

(g) the negotiation, execution, announcement or existence of this Agreement or the consummation of the transactions contemplated hereby (including the Merger), including the impact thereof on relationships, contractual or otherwise, of Parent or any of its Subsidiaries with tenants, customers, suppliers, lenders, partners, employees, regulators or other third parties (provided, that this clause (g) shall not apply to any inaccuracy in the representations and warranties set forth in clause (B) of Section 3.1(c)(ii));

(h) any failure by the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect);

(i) any change in the price or trading volume of shares of Company Common Stock (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect);

(j) any reduction in the credit rating of the Company or its Subsidiaries (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); and

(k) compliance with the terms of, or the taking of any action required by, this Agreement (including the Merger) (other than any action or failure to take any action pursuant to Section 4.1, unless Parent has unreasonably withheld, conditioned or delayed its written consent to any such action or failure to take action);

provided, that (x) if any event, development, change or occurrence described in any of clause (a), (b), (c), (d), (e) or (f) has had a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the commercial real estate REIT industry, then the incremental disproportionate adverse impact (and only the incremental disproportionate adverse impact) of such event, development, change or may be taken into account for purposes of determining whether a Company Material Adverse Effect has occurred, and (y) if any event, development, change or occurrence has caused or is reasonably likely to cause the Company to fail to qualify as a REIT for federal Tax purposes, such event, development, change or occurrence shall be considered a Company Material Adverse Effect, unless such failure has been, or is able to be, cured on commercially reasonable terms under the applicable provisions of the Code.

“Company Merger Counsel” means Wachtell, Lipton, Rosen & Katz (or another nationally recognized tax counsel reasonably acceptable to the Company and Parent).

“Company Notes Indenture” means that certain Indenture, dated as of August 18, 2016, by and among the Company Partnership and U.S. Bank National Association, as trustee (as amended, supplemented or otherwise modified from time to time).

“Company Partnership” means Spirit Realty, L.P., a Delaware limited partnership.

“Company Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Company Partnership, dated as of October 3, 2017, as amended from time to time.

“Company Partnership Preferred Unit” has the meaning assigned to the term “Preferred Units” in the Company Partnership Agreement.

“Company Partnership Unit” has the meaning assigned to the term “Partnership Unit” in the Company Partnership Agreement.

“Company Performance Share Award” means an award of the right to receive Company Common Stock subject to performance-based vesting conditions granted under the Company Equity Plan.

“Company REIT Counsel” means Latham & Watkins LLP (or another nationally recognized REIT counsel reasonably acceptable to the Company and Parent).

“Company Restricted Stock Award” means an award of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under the Company Equity Plan.

“Company Revolving Credit Agreement” means the Amended and Restated Revolving Credit Agreement, dated as of March 30, 2022, by and among the Company LP, JPMorgan Chase Bank, N.A., as administrative agent and the financial institutions party thereto as lenders from time to time (as amended, supplemented or otherwise modified from time to time).

“Company Series A Preferred Stock” means the 6.000% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company.

“Company 2022 Term Loan Agreement” means the Term Loan Agreement, dated as of August 22, 2022 , by and among the Company LP, JPMorgan Chase Bank, N.A., as administrative agent and the financial institutions party thereto as lenders from time to time (as amended, supplemented or otherwise modified from time to time).

“Company 2023 Term Loan Agreement” means the Term Loan Agreement, dated as of November 17, 2022, by and among the Company LP, JPMorgan Chase Bank, N.A., as administrative agent and the financial institutions party thereto as lenders from time to time (as amended, supplemented or otherwise modified from time to time)

“Company Term Loan Credit Agreements” means the Company 2022 Term Loan Agreement and the Company 2023 Term Loan Agreement. and “Contract” means any written contract, agreement, lease, license, note, bond, mortgage, indenture, commitment or other instrument or obligation (other than any Company Benefit Plan).

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Environmental Laws” means any applicable Law relating (a) to releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; (b) to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; (c) to the treatment, storage, disposal or management of Hazardous Materials; (d) to exposure to Hazardous Materials or any other toxic, hazardous or other controlled, prohibited or regulated substances; (e) to the transportation, release or any other use of Hazardous Materials; or (f) to the pollution, protection or regulation of the environmental or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq., those portions of the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq. relating to Hazardous Materials exposure and compliance, the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq. (“EPCRA”), and other comparable Laws and all rules and regulations promulgated pursuant thereto or published thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means United States generally accepted accounting principles.

“Hazardous Materials” means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, regulated or identified under applicable Environmental Laws because of its hazardous, toxic, dangerous or deleterious properties. Without limiting the generality of the foregoing, “Hazardous Materials” include “hazardous substances” as defined in CERCLA, “extremely hazardous substances” as defined in EPCRA, “hazardous waste” as defined in RCRA, “hazardous materials” as defined in HMTA, crude oil, petroleum products or any fraction thereof, radioactive materials, including source, byproduct or special nuclear materials, asbestos or asbestos-containing materials, chlorinated fluorocarbons, polychlorinated biphenyls, per- and polyfluoroalkyl substances and radon.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination (i) all obligations of such Person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earnout, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such Person incurred in the ordinary course of business consistent with past practice), (iv) all lease obligations of such Person capitalized on the books and records of such Person, (v) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby have been assumed, (vi) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (vii) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, and (viii) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person other than a wholly owned Subsidiary of such Person.

“Initial Period” means the period commencing on the date of this Agreement and ending at 11:59 p.m. (New York time) on November 29, 2023.

“Intervening Event” shall mean any event, change, effect, development, state of facts, condition or occurrence (other than any event, change, effect, development, state of facts, condition or occurrence resulting from a material breach of this Agreement by the Company) that (a) materially affects the business, assets or operations of the Company and its Subsidiaries, taken as a whole, (b) was not known or reasonably foreseeable to the Board of Directors of the Company prior to the date of this Agreement or, if known, the material consequences of which were not reasonably foreseeable by the Board of Directors of the Company as of the date of this Agreement and (c) does not relate to an Acquisition Proposal; provided, however, that in no event shall any of the following constitute or be taken into account in determining whether an “Intervening Event” has occurred: (i) a change in the market price or trading volume of shares of capital stock of the Company and (ii) the fact that, in and of itself, the Company meets, exceeds or fails to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or other financial results for any period (provided, further, that with respect to this clause (ii), any event, change, effect, development, state of facts, condition or occurrence giving rise to such change, meeting, exceeding or failure may otherwise constitute or be taken into account in determining whether an Intervening Event has occurred).

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, Order, injunction, decree or agency requirement of any Governmental Entity.

“Lien” means any with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third-party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Material Company Leases” means the Company Leases listed on Section 9.1(a) of the Company Disclosure Letter.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity or arbitral body or tribunal with competent jurisdiction (in each case, whether temporary, preliminary or permanent).

“Parent DSU Awards” means an award of deferred stock units that corresponds to a number of shares of Parent Common Stock.

“Parent Material Adverse Effect” means an event, development, change or occurrence that is materially adverse to the financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that a Parent Material Adverse Effect shall not include any event, development, change or occurrence to the extent arising out of, relating to or resulting from:

(a) changes in general business, economic or market conditions in the United States or elsewhere in the world (including changes generally in prevailing interest rates (including long-term estimates thereof), inflation, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets);

(b) changes generally affecting the industry or industries in which Parent or any of its Subsidiaries operates or any of the markets or geographical areas in which Parent or any of its Subsidiaries operate (including changes in the creditworthiness of tenants);

(c) any change or proposed change after the date hereof in Law or the interpretation thereof or GAAP or the interpretation thereof;

(d) changes in political or social conditions, including civil unrest, protests, public demonstrations, acts of war, armed hostility or terrorism (including cyber-terrorism or cyber-attacks), data breaches, riots, demonstrations, public disorders, civil disobedience, government “shutdowns” (including any potential or actual government “shutdown” in the United States, including the “shutdown” of any agencies or bodies thereof) or any escalation or any worsening thereof (including any acts of war or sanctions imposed in connection with (i) the current dispute involving the Russian Federation and Ukraine, including relating to Belarus and (ii) the current dispute involving Israel, Hamas, Lebanon, Syria, Iran and any other state or non-state actors involved);

(e) earthquakes, hurricanes, tornados or other acts of God, natural disasters or calamities;

(f) any epidemics, pandemics or disease outbreaks (including Covid-19) or worsening thereof;

(g) the negotiation, execution, announcement or existence of this Agreement or the consummation of the transactions contemplated hereby (including the Merger), including the impact thereof on relationships, contractual or otherwise, of Parent or any of its Subsidiaries with tenants, customers, suppliers, lenders, partners, employees, regulators, or other third parties (provided, that this clause (g) shall not apply to any inaccuracy in the representations and warranties set forth in this clause (B) of Section 3.2(c)(ii));

(h) any failure by Parent to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect);

(i) any change in the price or trading volume of shares of Parent Common Stock (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect);

(j) any reduction in the credit rating of Parent or its Subsidiaries (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect);

(k) compliance with the terms of, or the taking of any action required by, this Agreement (including the Merger) (other than any action or failure to take any action pursuant to Section 4.2, unless the Company has unreasonably withheld, conditioned or delayed its written consent to any such action or failure to take action);

provided, that (x) if any event, development, change or occurrence described in any of clause (a), (b), (c), (d), (e) or (f) has had a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the commercial real estate REIT industry, then the incremental disproportionate adverse impact (and only the incremental disproportionate adverse impact) of such event, development, change or may be taken into account for purposes of determining whether a Parent Material Adverse Effect has occurred, and (y) if any event, development, change or occurrence has caused or is reasonably likely to cause Parent to fail to qualify as a REIT for federal Tax purposes, such event, development, change or occurrence shall be considered a Parent Material Adverse Effect, unless such failure has been, or is able to be, cured on commercially reasonable terms under the applicable provisions of the Code.

“Parent Merger Counsel” means Latham & Watkins LLP (or another nationally recognized tax counsel reasonably acceptable to Parent and the Company).

“Parent Performance Share Award” means an award of performance shares that correspond to a number of shares of Parent Common Stock.

“Parent REIT Counsel” means Latham & Watkins LLP (or another nationally recognized REIT counsel reasonably acceptable to Parent and the Company).

“Parent Restricted Stock Award” means an award of restricted shares of Parent Common Stock.

“Parent RSU Awards” means an award of restricted stock units that corresponds to a number of shares of Parent Common Stock.

“Parent Series A Preferred Stock” means shares of Series A Preferred Stock, $0.01 par value per share, of Parent having rights, preferences and privileges as set forth on Exhibit A.

“Parent Stock Option” means an option to purchase a number of shares of Parent Common Stock.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.

“Qualified Bidder” means a Person that has made during the Initial Period an unsolicited bona fide written Acquisition Proposal (provided that the Acquisition Proposal by such Person did not result from a breach of Section 5.4(a) or Section 5.4(c)) that the Board of Directors of the Company during the Initial Period, has concluded in good faith (after consultation with its outside legal counsel and its financial advisors) either constitutes or is reasonably likely to result in a Superior Proposal.

“Qualified REIT Subsidiary” means a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code.

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“Representatives” means, with respect to any Person, such Person’s officers, employees, agents, or representatives (including investment bankers, financial or other advisors or consultants, auditors, accountants, attorneys, brokers, finders or other agents).

“SEC” means the U.S. Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which (i) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; (ii) such Person holds a majority of the equity economic interest; or (iii) such Person is a general partner, manager or managing member.

“Tax” or “Taxes” means all federal, state, local, foreign and other taxes, levies, fees, imposts, assessments, impositions or other similar government charges in the nature of a tax, including income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions (to the extent applicable) thereto, whether disputed or not.

“Tax Protection Agreement” means any agreement pursuant to which (i) any liability to direct or indirect holders of units in a partnership that is a Subsidiary of the Company or Parent (a “Relevant Partnership”) or any interests in any Subsidiary of any Relevant Partnership (any such units or interests, “Relevant Partnership Units”) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a direct or indirect holder of Relevant Partnership Units, a party to such agreement has agreed to (a) maintain a minimum level of debt or continue a particular debt, (b) retain or not dispose of assets for a period of time that has not since expired, (c) make or refrain from making Tax elections, (d) operate (or refrain from operating) in a particular manner, (e) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its Subsidiaries, (f) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its Subsidiaries under Section 752 of the Code and/or (g) only dispose of assets in a particular manner; and/or (iii) any Persons, whether or not partners in any Relevant Partnership, have been or are required to be given the opportunity to guaranty or assume debt of such Relevant Partnership or any Subsidiary of such Relevant Partnership or are so guarantying or have so assumed such debt.

“Tax Return” shall mean any report, return, document, declaration or other information or filing filed or required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Taxable REIT Subsidiary” means a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.

“Tenant Improvements” means the construction or improvement of long-term real property (not including furniture, fixtures, equipment or inventory) for use in a tenant’s trade or business at the applicable property.

“to Parent’s knowledge” or “to the knowledge of Parent” means the actual knowledge of any of the individuals listed in Section 9.1 of the Parent Disclosure Letter.

“to the Company’s knowledge” or “to the knowledge of the Company” means the actual knowledge of any of the individuals listed in Section 9.1(b) of the Company Disclosure Letter.

“Willful Breach” means a deliberate and willful act or a deliberate and willful failure to act, in each case, which action or failure to act (as applicable) occurs with the actual knowledge that such act or failure to act constitutes or would result in a material breach of this Agreement, regardless of whether breaching was the intent and object of the act or the failure to act, and which in fact does cause a material breach of this Agreement.

“Window Period End Time” means, with respect to a Qualified Bidder, the later of (a) 11:59 p.m. (New York time) on December 14, 2023 and (b) 11:59 p.m. (New York time) on the first (1st) Business Day after the end of any Notice Period (including any extensions thereof pursuant to Section 5.4(b)(iv)) with respect to a Superior Proposal by such Qualified Bidder for which such Notice Period commenced on or prior to December 14, 2023.

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IN WITNESS WHEREOF, the Company, Parent, and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

SPIRIT REALTY CAPITAL, INC.

By:	/s/ Jackson Hsieh
Name: Jackson Hsieh
Title: Chief Executive Officer and President

REALTY INCOME CORPORATION

By:	/s/ Sumit Roy
Name: Sumit Roy
Title: President, Chief Executive Officer

SAINTS MD SUBSIDIARY, INC.

By:	/s/ Sumit Roy
Name: Sumit Roy
Title: President, Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A

Form of Articles Supplementary of Parent Series A Preferred Stock

REALTY INCOME CORPORATION

ARTICLES SUPPLEMENTARY

6,900,000 SHARES OF

6.000% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

Realty Income Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by Article VI of the charter of the Corporation (the “Charter”) and Sections 2-105 and 2-208 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors, by duly adopted resolutions, classified and designated 6,900,000 shares of authorized but unissued preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”), as shares of 6.000% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

Section 1. Designation and Number. A series of Preferred Stock, designated the “6.000% Series A Cumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The number of shares of Series A Preferred Stock initially shall be 6,900,000.

Section 2. Rank. The Series A Preferred Stock will, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank: (a) senior to all classes or series of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), and all classes or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation; (b) on parity with any class or series of capital stock of the Corporation expressly designated as ranking on parity with the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and (c) junior to any class or series of capital stock of the Corporation expressly designated as ranking senior to the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation. The term “capital stock” does not include convertible or exchangeable debt securities, which will rank senior to the Series A Preferred Stock prior to conversion or exchange. The Series A Preferred Stock will also rank junior in right of payment to the Corporation’s existing and future debt obligations.

Section 3. Dividends.

(a) Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series A Preferred Stock as to dividends, the holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 6.000% per annum of the $25.00 liquidation preference per share of the Series A Preferred Stock (equivalent to a fixed annual amount of $1.50 per share of the Series A Preferred Stock). Such dividends shall accrue and be cumulative from and including [ ], 202[ ]1 (the “Original Issue Date”) and shall be payable quarterly in

[1]

To be the last dividend payment date before the Effective Time of the Merger (provided that if such Effective Time occurs after the dividend record date for a dividend and before the dividend payment date for such dividend, such date shall be the dividend payment date for such dividend).

arrears on each Dividend Payment Date (as defined below), commencing [ ], 202[ ];2 provided, however, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid, at the Corporation’s option, on either the immediately preceding Business Day or the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The amount of any dividend payable on the Series A Preferred Stock for any partial Dividend Period (as defined below) shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Dividend Record Date (as defined below). Notwithstanding any provision to the contrary contained herein, each outstanding share of Series A Preferred Stock shall be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Series A Preferred Stock that is outstanding on such date. “Dividend Record Date” shall mean the date designated by the Board of Directors for the payment of dividends that is not more than 35 or fewer than 10 days prior to the applicable Dividend Payment Date. “Dividend Payment Date” shall mean the last calendar day of each March, June, September and December, commencing on [ ], 202[ ].3 “Dividend Period” shall mean the respective periods commencing on and including the first day of January, April, July and October of each year and ending on, and including, the last day of March, June, September and December (other than the Dividend Period during which any shares of Series A Preferred Stock shall be redeemed pursuant to Section 5 or Section 6 hereof, which shall end on and include the day preceding the redemption date with respect to the shares of Series A Preferred Stock being redeemed).

The term “Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(b) Notwithstanding anything contained herein to the contrary, dividends on the Series A Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared.

(c) Except as provided in Section 3(d) below, no dividends shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any shares of Common Stock or shares of any other class or series of capital stock of the Corporation ranking, as to dividends, on parity with or junior to the Series A Preferred Stock (other than a dividend paid in shares of Common Stock or in shares of any other class or series of capital stock ranking junior to the Series A Preferred Stock as to payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up) for any period, nor shall any shares of Common Stock or any other shares of any other class or series of capital stock of the Corporation ranking, as to payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, on parity with or junior to the Series A Preferred Stock be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such shares, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Corporation (except by conversion into or exchange for other shares of any class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to payment of dividends and the distribution

[2]

To be the first dividend payment date after the Effective Time of the Merger (provided that if such Effective Time occurs after the dividend record date for a dividend and before the dividend payment date for such dividend, such date shall be the scheduled dividend payment date for the next succeeding dividend).

[3]

To be the first dividend payment date after the Effective Time of the Merger (provided that if such Effective Time occurs after the dividend record date for a dividend and before the dividend payment date for such dividend, such date shall be the scheduled dividend payment date for the next succeeding dividend).

of assets upon the Corporation’s liquidation, dissolution or winding up, and except for the acquisition of shares made pursuant to the provisions of Article VII of the Charter or Section 9 hereof), unless full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(d) When dividends are not paid in full (and a sum sufficient for such full payment is not so set apart) on the Series A Preferred Stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and each such other class or series of capital stock ranking, as to dividends, on parity with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other class or series of capital stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other class or series of capital stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior Dividend Periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

(e) Holders of shares of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided herein. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

Section 4. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Corporation ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, junior to the Series A Preferred Stock, the holders of shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the debts and other liabilities of the Corporation and, subject to compliance with section 7(f)(i) of these Articles Supplementary, any class or series of capital stock of the Corporation ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, senior to the Series A Preferred Stock, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking, as to rights upon the Corporation’s liquidation, dissolution or winding up, on parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and each such other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 or more than 60 days prior to the payment date stated therein, to each record holder of shares of Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(b) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of capital stock of the Corporation or otherwise, is permitted under the MGCL, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series A Preferred Stock shall not be added to the Corporation’s total liabilities.

Section 5. Redemption.

(a) Shares of Series A Preferred Stock shall not be redeemable prior to [  ], 202[ ]4 except as set forth in Section 6 hereof or to preserve the status of the Corporation as a REIT (as defined in Section 9(a) hereof) for United States federal income tax purposes. In addition, the Series A Preferred Stock shall be subject to the provisions of Section 9 hereof pursuant to which Series A Preferred Stock owned by a stockholder in excess of the Series A Ownership Limit (as defined in Section 9(a) hereof) shall automatically be transferred to a Trust (as defined in Section 9(a) hereof) for the exclusive benefit of a Charitable Beneficiary (as defined in Section 9(a) hereof).

(b) On and after [  ], 202[ ],5 the Corporation, at its option, upon not fewer than 30 or more than 60 days’ written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not authorized or declared) thereon up to but not including the date fixed for redemption, without interest, to the extent the Corporation has funds legally available therefor (the “Redemption Right”). If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot as determined by the Corporation. If redemption is to be by lot and, as a result, any holder of shares of Series A Preferred Stock would have actual ownership, Beneficial Ownership or Constructive Ownership (each as defined in Section 9(a) hereof) in excess of the Series A Ownership Limit (as defined in Section 9(a) hereof), or such other limit as permitted by the Board of Directors or a committee thereof pursuant to Section 9(b)(vii) hereof, because such holder’s shares of Series A Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter, the Corporation shall redeem the requisite number of shares of Series A Preferred Stock of such holder such that no holder will hold an amount of Series A Preferred Stock in excess of the applicable ownership limit, subsequent to such redemption. Holders of Series A Preferred Stock to be redeemed shall surrender such Series A Preferred Stock at the place, or in accordance with the book-entry procedures, designated in such notice and shall be entitled to the redemption price of $25.00 per share and any accrued and unpaid dividends payable upon such redemption following such surrender. If (i) notice of redemption of any shares of Series A Preferred Stock has been given (in the case of a redemption of the Series A Preferred Stock other than to preserve the status of the Corporation as a REIT), (ii) the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, dividends shall cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares shall terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. So long

[4]	To insert Effective Date of Merger.
[5]	To insert Effective Date of Merger.

as full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing herein shall prevent or restrict the Corporation’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series A Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of shares of Series A Preferred Stock in open-market transactions duly authorized by the Board of Directors.

(c) In the event of any redemption of the Series A Preferred Stock in order to preserve the status of the Corporation as a REIT for United States federal income tax purposes, such redemption shall be made in accordance with the terms and conditions set forth in this Section 5 of these Articles Supplementary. If the Corporation calls for redemption of any shares of Series A Preferred Stock pursuant to and in accordance with this Section 5(c), then the redemption price for such shares will be an amount in cash equal to $25.00 per share together with all accrued and unpaid dividends to but excluding the dated fixed for redemption.

(d) Unless full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, no shares of Series A Preferred Stock shall be redeemed pursuant to the Redemption Right or Special Optional Redemption Right (defined below) unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock or any class or series of capital stock of the Corporation ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, on parity with or junior to the Series A Preferred Stock (except by conversion into or exchange for shares of capital stock of the Corporation ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, junior to the Series A Preferred Stock); provided, however, that the foregoing shall not prevent the purchase of Series A Preferred Stock, or any other class or series of capital stock of the Corporation ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, on parity with or junior to the Series A Preferred Stock, by the Corporation in accordance with the terms of Sections 5(c) and 9 of these Articles Supplementary or otherwise, in order to ensure that the Corporation remains qualified as a REIT for United States federal income tax purposes, or the purchase or acquisition of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

(e) Notice of redemption pursuant to the Redemption Right will be mailed by the Corporation, postage prepaid, not fewer than 30 or more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records of the Corporation. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series A Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed; (iv) the place or places where the certificates, if any, representing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated shares of Series A Preferred Stock for payment of the redemption price; (vi) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accumulate on such redemption date; and (vii) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series A Preferred Stock. If fewer than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed. Notwithstanding anything else to the contrary in these Articles Supplementary, the Corporation shall not be required to provide notice to the holder of Series A Preferred Stock in the event such holder’s Series A Preferred Stock is redeemed in accordance with Sections 5(c) and 9 of these Articles Supplementary to preserve the Corporation’s status as a REIT.

(f) If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series A Preferred Stock at the close of business of such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of Series A Preferred Stock that surrenders its shares on such redemption date will be entitled to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates up to but excluding the redemption date. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock for which a notice of redemption has been given.

(g) All shares of the Series A Preferred Stock redeemed or repurchased pursuant to this Section 5, or otherwise acquired in any other manner by the Corporation, shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class.

(h) The Series A Preferred Stock shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption; provided, however, that the Series A Preferred Stock owned by a stockholder in excess of the applicable ownership limit shall be subject to the provisions of this Section 5 and Section 9 of these Articles Supplementary.

Section 6. Special Optional Redemption by the Corporation.

(a) Upon the occurrence of a Change of Control (as defined below), the Corporation will have the option upon written notice mailed by the Corporation, postage pre-paid, no fewer than 30 nor more than 60 days prior to the redemption date and addressed to the holders of record of shares of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the share transfer records of the Corporation, to redeem shares of the Series A Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at $25.00 per share plus accrued and unpaid dividends, if any, to, but not including, the redemption date (“Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. If, prior to the Change of Control Conversion Date (as defined below), the Corporation has provided or provides notice of redemption with respect to the Series A Preferred Stock (whether pursuant to the Redemption Right or the Special Optional Redemption Right), the holders of shares of Series A Preferred Stock will not have the conversion right described below in Section 8 of these Articles Supplementary.

A “Change of Control” is when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of the Corporation’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii) following the closing of any transaction referred to in (i) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE American (the “NYSE American”), or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or NASDAQ.

(b) In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed; (iv) the place or places where the certificates, if any, representing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated shares of Series A Preferred Stock for payment of the redemption price; (vi) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accumulate on the redemption date; (vii) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series A Preferred Stock; (viii) that the shares of Series A Preferred Stock are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and (ix) that holders of the shares of Series A Preferred Stock to which the notice relates will not be able to tender such shares of Series A Preferred Stock for conversion in connection with the Change of Control and each share of Series A Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date. If fewer than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot as determined by the Corporation. If such redemption pursuant to the Special Optional Redemption Right is to be by lot and, as a result, any holder of shares of Series A Preferred Stock would have actual ownership, Beneficial Ownership or Constructive Ownership (each as defined in Section 9(a) hereof) in excess of the Series A Ownership Limit (as defined in Section 9(a) hereof), or such limit as permitted by the Board of Directors or a committee thereof pursuant to Section 9(b)(vii) hereof, because such holder’s shares of Series A Preferred Stock were not redeemed, or were only redeemed in part then, except as otherwise provided in the Charter, the Corporation shall redeem the requisite number of shares of Series A Preferred Stock of such holder such that no holder will hold an amount of Series A Preferred Stock in excess of the applicable ownership limit, subsequent to such redemption.

(c) If the Corporation has given a notice of redemption pursuant to the Special Optional Redemption Right and has set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series A Preferred Stock called for redemption, then from and after the redemption date, those shares of Series A Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series A Preferred Stock will terminate. The holders of those shares of Series A Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends to, but not including, the redemption date, without interest. So long as full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing herein shall prevent or restrict the Corporation’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series A Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of shares of Series A Preferred Stock in open-market transactions duly authorized by the Board of Directors.

(d) The holders of Series A Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to the Series A Preferred Stock on the corresponding Dividend Payment Date notwithstanding the redemption of the Series A Preferred Stock pursuant to the Special Optional Redemption Right between such Dividend Record Date and the corresponding Dividend Payment Date or the Corporation’s default in the payment of the dividend due. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock for which a notice of redemption pursuant to the Special Optional Redemption Right has been given.

(e) All shares of the Series A Preferred Stock redeemed or repurchased pursuant to this Section 6, or otherwise acquired in any other manner by the Corporation, shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class.

Section 7. Voting Rights.

(a) Holders of the Series A Preferred Stock shall not have any voting rights, except as set forth in this Section 7.

(b) Whenever dividends on any shares of Series A Preferred Stock shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Dividend Default”), the holders of such Series A Preferred Stock (voting separately as a class together with holders of all other classes or series of preferred stock of the Corporation ranking on parity with the Series A Preferred Stock with respect to payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) shall be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Directors”) until all dividends accumulated on such Series A Preferred Stock and Parity Preferred for the past Dividend Periods shall have been fully paid. In such case, the entire Board of Directors will be increased by two directors.

(c) The Preferred Directors will be elected by a plurality of the votes cast in the election for a one-year term and each Preferred Director will serve until his or her successor is duly elected and qualifies or until such Preferred Director’s right to hold the office terminates, whichever occurs earlier, subject to such Preferred Director’s earlier death, disqualification, resignation or removal. The election will take place at (i) either (A) a special meeting called in accordance with Section 7(d) below if the request is received more than 90 days before the date fixed for the Corporation’s next annual or special meeting of stockholders or (B) the next annual or special meeting of stockholders if the request is received within 90 days of the date fixed for the Corporation’s next annual or special meeting of stockholders, and (ii) at each subsequent annual meeting of stockholders, or special meeting held in place thereof, until all such dividends in arrears on the Series A Preferred Stock and each such class or series of outstanding Parity Preferred have been paid in full. A dividend in respect of Series A Preferred Stock shall be considered timely made if made within two Business Days after the applicable Dividend Payment Date if at the time of such late payment date there shall not be any prior quarterly Dividend Periods in respect of which full dividends were not timely made at the applicable Dividend Payment Date.

(d) At any time when such voting rights shall have vested, a proper officer of the Corporation shall call or cause to be called, upon written request of holders of record of at least 10% of the outstanding shares of Series A Preferred Stock and Parity Preferred, a special meeting of the holders of Series A Preferred Stock and each class or series of Parity Preferred by mailing or causing to be mailed to such holders a notice of such special meeting to be held not fewer than ten or more than 45 days after the date such notice is given. The record date for determining holders of the Series A Preferred Stock and Parity Preferred entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such annual or special meeting, all of the holders of the Series A Preferred Stock and Parity Preferred, by plurality vote, voting together as a single class without regard to class or series will be entitled to elect two directors on the basis of one vote per $25.00 of liquidation preference to which such Series A Preferred Stock and Parity Preferred are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. The holder or holders of one-third of the Series A Preferred Stock and Parity Preferred voting as a single class then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Directors except as otherwise provided by law. Notice of all meetings at which holders of the Series A Preferred Stock and the Parity Preferred shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of the Series A Preferred Stock and Parity Preferred voting as a single class present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Corporation shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series A Preferred Stock and the Parity Preferred that would have been entitled to vote at such special meeting.

(e) If and when all accumulated dividends on such Series A Preferred Stock and all classes or series of Parity Preferred for the past Dividend Periods shall have been fully paid, the right of the holders of Series A Preferred Stock and the Parity Preferred to elect such additional two directors shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Director so elected shall terminate and the entire Board of Directors shall be reduced accordingly. Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred Stock and the Parity Preferred entitled to vote thereon when they have the voting rights set forth in Section 7(b) hereof (voting as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Stock when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred). Each of the Preferred Directors shall be entitled to one vote on any matter.

(f) So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of two-thirds of the shares of Series A Preferred Stock and each other class or series of Parity Preferred outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a single class) will be required to: (i) authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation (collectively, “Senior Capital Stock”) or reclassify any authorized shares of capital stock of the Corporation into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such Senior Capital Stock; or (ii) amend, alter or repeal the provisions of the Charter, including the terms of the Series A Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; provided however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event set forth in (ii) above, the Corporation may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of Series A Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth in (ii) above. In addition, if the holders of the Series A Preferred Stock receive the greater of the full trading price of the Series A Preferred Stock on the date of an Event set forth in (ii) above or the $25.00 liquidation preference per share of the Series A Preferred Stock pursuant to the occurrence of any of the Events set forth in (ii) above, then such holders shall not have any voting rights with respect to the Events set forth in (ii) above. If any Event set forth in (ii) above would materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock disproportionately relative to other classes or series of Parity Preferred, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock, voting separately as a class, will also be required. Holders of shares of Series A Preferred Stock shall not be entitled to vote with respect to (A) any increase in the total number of authorized shares of Common Stock or Preferred Stock of the Corporation, or (B) any increase in the number of authorized shares of Series A Preferred Stock or the creation or issuance of any other class or series of capital stock, or (C) any increase in the number of authorized shares of any other class or series of capital stock, in each case referred to in clause (A), (B) or (C) above ranking on parity with or junior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation. Except as set forth herein, holders of the Series A Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of the Series A Preferred Stock shall not be required for, the taking of any corporate action, including an Event, regardless of the effect that such corporate action or Event may have upon the powers, preferences, voting power or other rights or privileges of the Series A Preferred Stock.

(g) The foregoing voting provisions of this Section 7 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice pursuant to these Articles Supplementary, and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(h) In any matter in which the Series A Preferred Stock may vote (as expressly provided herein), each share of Series A Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference.

Section 8. Conversion. The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 8.

(a) Upon the occurrence of a Change of Control, each holder of shares of Series A Preferred Stock shall have the right, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem the Series A Preferred Stock pursuant to the Redemption Right or Special Optional Redemption Right, to convert some or all of the Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series A Preferred Stock to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the $25.00 liquidation preference per share of Series A Preferred Stock to be converted plus (y) the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividends will be included in such sum) by (ii) the Common Stock Price (as defined herein) and (B) 4.51957 (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of the Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to the Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed 31,185,064 shares of Common Stock in total (or equivalent Alternative Conversion Consideration, as applicable)(the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series A Preferred Stock shall receive upon conversion of such shares of Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of the Common Stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of the Common Stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with Section 8(c) below that is no less than 20 days nor more than 35 days after the date on which the Corporation provides such notice pursuant to Section 8(c).

The “Common Stock Price” shall be (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Common Stock is then traded, or (y) the average of the last quoted bid prices for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the Common Stock is not then listed for trading on a U.S. securities exchange.

(b) No fractional shares of Common Stock shall be issued upon the conversion of Series A Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(c) Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the shares of Series A Preferred Stock at their addresses as they appear on the Corporation’s share transfer records and notice shall be provided to the Corporation’s transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any share of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series A Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem all or any portion of the Series A Preferred Stock, the holder will not be able to convert shares of Series A Preferred Stock designated for redemption and such shares of Series A Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series A Preferred Stock must follow to exercise the Change of Control Conversion Right.

(d) The Corporation shall issue a press release for publication on the Dow Jones & Corporation, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to Section 8(c) above to the holders of Series A Preferred Stock.

(e) In order to exercise the Change of Control Conversion Right, a holder of shares of Series A Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series A Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Corporation’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series A Preferred Stock to be converted; and (iii) that the shares of Series A Preferred Stock are to be converted pursuant to the applicable provisions of these Articles Supplementary. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, such notice shall comply with applicable procedures of The Depository Trust Corporation (“DTC”).

(f) Holders of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series A Preferred Stock; (ii) if certificated shares of Series A Preferred Stock have been issued, the certificate numbers of the shares of withdrawn Series A Preferred Stock; and (iii) the number of shares of Series A Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

(g) Shares of Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem such shares of Series A Preferred Stock, whether pursuant to its Redemption Right or Special Optional Redemption Right. If the Corporation elects to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series A Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date.

(h) The Corporation shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

(i) Notwithstanding anything to the contrary contained herein, no holder of shares of Series A Preferred Stock will be entitled to convert such shares of Series A Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause the holder of such shares of Common Stock (or any other person) to have actual ownership, Beneficial Ownership or Constructive Ownership (each as defined in Article VII of the Charter) of shares of Common Stock of the Corporation in excess of the Ownership Limit (as defined in Article VII of the Charter) or such other limit as permitted by the Board of Directors or a committee thereof pursuant to Article VII of the Charter.

Section 9. Restrictions on Ownership and Transfer of Shares.

(a) Definitions. For the purposes of Section 5 and this Section 9 of these Articles Supplementary, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of shares of Series A Preferred Stock by a Person, whether the interest in the shares of Series A Preferred Stock is held directly or indirectly (including by a nominee), and shall include interests that are actually owned or would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Own,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

“Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 9(c)(vi), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.

“Constructive Ownership” shall mean ownership of shares of Series A Preferred Stock by a Person, whether the interest in the shares of Series A Preferred Stock is held directly or indirectly (including by a nominee), and shall include interests that are actually owned or would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 9(b)(vii).

“Excepted Holder Limit” shall mean for each Excepted Holder, the percentage limit established by the Board of Directors for such Excepted Holder pursuant to Section 9(b)(vii), which limit may be expressed, in the discretion of the Board of Directors, as one or more percentages and/or numbers of shares of Capital Stock, and may apply with respect to one or more classes of Capital Stock or to all classes of Capital Stock in the aggregate, provided that the affected Excepted Holder agrees to comply with any requirements established by the Board of Directors pursuant to Section 9(b)(vii) and subject to adjustment pursuant to Section 9(b)(viii).

“Individual” means an individual, a trust qualified under Section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code, provided that, except as set forth in Section 856(h)(3)(A)(ii) of the Code, a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition.

“Initial Date” shall mean the date upon which these Articles Supplementary are accepted for record by the State Department of Assessments and Taxation of Maryland.

“Market Price” on any date shall mean, with respect to the Series A Preferred Stock, the Closing Price for the Series A Preferred Stock on such date. The “Closing Price” on any date shall mean the last sale price for the Series A Preferred Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for the Series A Preferred Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Series A Preferred Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Series A Preferred Stock is listed or admitted to trading or, if the Series A Preferred Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system on which the Series A Preferred Stock is quoted, or if the Series A Preferred Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Series A Preferred Stock selected by the Board of Directors or, in the event that no trading price is available for the Series A Preferred Stock, the fair market value of the Series A Preferred Stock, as determined in good faith by the Board of Directors.

“Ownership Limit” has the meaning set forth in Article VII of the Charter.

“NYSE” shall mean the New York Stock Exchange.

“Person” shall mean an Individual, corporation, partnership, limited liability company, estate, trust, association, joint stock company or other entity.

“Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 9(b)(i), would Beneficially Own or Constructively Own shares of Series A Preferred Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

“REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code.

“Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Section 5.7 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Series A Preferred Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

“Series A Ownership Limit” shall mean 9.8% (in value or in number of shares, whichever is more restrictive, and subject to adjustment from time to time by the Board of Directors in accordance with Section 9(b)(viii)) of the aggregate of the outstanding shares of Series A Preferred Stock, excluding any such outstanding Series A Preferred Stock which is not treated as outstanding for federal income tax purposes. Notwithstanding the foregoing, for purposes of determining the percentage ownership of Series A Preferred Stock by any Person, shares of Series A Preferred Stock that are treated as Beneficially Owned or Constructively Owned by such Person shall be deemed to be outstanding. The number and value of shares of outstanding Series A Preferred Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire, or change its level of, Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Series A Preferred Stock or the right to vote or receive dividends on Series A Preferred Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Series A Preferred Stock or any interest in Series A Preferred Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Series A Preferred Stock; in each case, whether voluntary or involuntary, whether owned of record, Beneficially Owned or Constructively Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

“Trust” shall mean any trust provided for in Section 9(c)(i).

“Trustee” shall mean the Person unaffiliated with the Corporation and any Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

(b) Series A Preferred Stock.

(i) Ownership Limitations. Prior to the Restriction Termination Date, but subject to Section 9(d):

(A) Basic Restrictions.

(i) The Series A Preferred Stock constitutes a class or series of Preferred Stock, and Preferred Stock constitutes Capital Stock of the Corporation. Therefore, the Series A Preferred Stock, being Capital Stock, shall be subject to all restrictions and limitations on the Transfer and ownership of Capital Stock set forth in the Charter and applicable to Capital Stock. In addition, (1) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Series A Preferred Stock in excess of the Series A Ownership Limit and (2) no Excepted Holder shall Beneficially Own or Constructively Own shares of Series A Preferred Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially or Constructively Own shares of Series A Preferred Stock to the extent that, taking into account other Capital Stock of the Corporation Beneficially or Constructively Owned by such Person, such Beneficial or Constructive Ownership of shares of Series A Preferred Stock could result in, (A) the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or (B) otherwise failing to qualify as a REIT (including but not limited to Beneficial or Constructive Ownership that could result in the Corporation Constructively Owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant, taking into account any other income of the Corporation that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause the Corporation to fail to satisfy any of such gross income requirements).

(iii) Any Transfer of shares of Series A Preferred Stock that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Series A Preferred Stock.

Without limitation of the application of any other provision of this Section 9, it is expressly intended that the restrictions on ownership and Transfer described in this Section 9(b)(i) shall apply to restrict the rights of any members or partners in limited liability companies or partnerships to exchange their interest in such entities for shares of Capital Stock of the Corporation.

(B) Transfer in Trust. If any Transfer of shares of Series A Preferred Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Series A Preferred Stock in violation of Section 9(b)(i)(A)(i) or (ii):

(i) then that number of shares of the Series A Preferred Stock, the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 9(b)(i)(A)(i) or (ii) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 9(c), effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(ii) if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 9(b)(i)(A)(i) or (ii), then the Transfer of that number of shares of Series A Preferred Stock that otherwise would cause any Person to violate Section 9(b)(i)(A)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Series A Preferred Stock.

(iii) In determining which shares of Series A Preferred Stock are to be transferred to a Trust in accordance with this Section 9(b)(i)(B) and Section 9(c) hereof, shares shall be so transferred to a Trust in such manner as minimizes the aggregate value of the shares that are transferred to the Trust (except as provided in Section 9(b)(vi)) and, to the extent not inconsistent therewith, on a pro rata basis (unless otherwise determined by the Board of Directors in its sole and absolute discretion). To the extent that, upon a transfer of shares of Series A Preferred Stock pursuant to this Section 9(b)(i)(B), a violation of any provision of Section 9(b)(i)(A) would nonetheless be continuing (as, for example, where the ownership of shares of Series A Preferred Stock by a single Trust would result in the shares of Capital Stock being Beneficially Owned (determined under the principles of Section 856(a)(5) of the Code) by fewer than 100 Persons), then shares of Series A Preferred Stock shall be transferred to that number of Trusts, each having a Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of Section 9(b)(i)(A) hereof.

(ii) Remedies for Breach. If the Board of Directors shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 9(b)(i) or that a Person intends or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Series A Preferred Stock in violation of Section 9(b)(i) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable, in its sole and absolute discretion, to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 9(b)(i) shall automatically result in the transfer to the Trust described above, or, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

(iii) Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Series A Preferred Stock that will or may violate Section 9(b)(i)(A) or any Person who would have owned shares of Series A Preferred Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 9(b)(i)(B) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

(iv) Owners Required To Provide Information. Prior to the Restriction Termination Date, each Person who is a Beneficial Owner or Constructive Owner of shares of Series A Preferred Stock and each Person (including the stockholder of record) who is holding shares of Series A Preferred Stock for a Beneficial or Constructive Owner shall, on demand, provide to the Corporation in writing such information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation’s status as a REIT and to ensure compliance with the Series A Ownership Limit and the other restrictions set forth herein, and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

(v) Remedies Not Limited. Subject to Section 5.7 of the Charter, nothing contained in this Section 9(b) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

(vi) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 9, including Section 9(b) Section 9(c), or any definition contained in Section 9(a) or any defined term used in this Section 9 but defined elsewhere in these Articles Supplementary or the Charter, the Board of Directors shall have the power to determine the application of the provisions of this Section 9 with respect to any situation based on the facts known to it. In the event Section 9(b) or Section 9(c) requires an action by the Board of Directors and these Articles Supplementary and the Charter fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 9(a), Section 9(b) or Section 9(c).

(vii) Exceptions.

(A) Subject to Section 9(b)(i)(A)(ii), the Board of Directors, subject to the directors’ duties under applicable law, may retroactively exempt and shall prospectively exempt a Person from the Series A Ownership Limit, and, if necessary, shall establish or increase an Excepted Holder Limit for such Person, if the Board of Directors determines, based on such representations, covenants and undertakings from such Person to the extent required by the Board of Directors, and as are necessary or prudent to ascertain, as determined by the Board of Directors in its sole discretion, that such exemption could not cause or permit:

(i) five or fewer Individuals to Beneficially Own more than 49% in value of the outstanding Capital Stock (taking into account the then current Series A Ownership Limit or Ownership Limit, any then existing Excepted Holder Limits, and the Excepted Holder Limit of such Person); or

(ii) the Corporation to Constructively Own an interest in any tenant of the Corporation or any tenant of any entity directly or indirectly owned, in whole or in part, by the Corporation (for this purpose, the Board of Directors may determine in its sole and absolute discretion that a tenant shall not be treated as a tenant of the Corporation if (a) the Corporation could not Constructively Own more than a 9.9% interest (that is described in Section 856(d)(2)(B) of the Code) in any such tenant; or (b) the Corporation (directly, or through an entity directly or indirectly owned, in whole or in part, by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue from such tenant such that, in the opinion of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT).

(B) Prior to granting any exception pursuant to Section 9(b)(vii)(A), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(C) Subject to Section 9(b)(i)(A)(ii), an underwriter which participates in a public offering or a private placement of Series A Preferred Stock (or securities convertible into or exchangeable for Series A Preferred Stock) may Beneficially Own or Constructively Own shares of Series A Preferred Stock (or securities convertible into or exchangeable for Series A Preferred Stock) in excess of the Series A Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

(D) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Series A Ownership Limit.

(viii) Increase or Decrease in Series A Ownership Limit. Subject to Section 9(b)(i)(A)(ii) and the rest of this Section 9(b)(vii), the Board of Directors may, in its sole and absolute discretion, from time to time increase or decrease the Series A Ownership Limit for one or more Persons; provided, however, that a decreased Series A Ownership Limit will not be effective for any Person who Beneficially Owns or Constructively Owns, as applicable, shares of Series A Preferred Stock in excess of such decreased Series A Ownership Limit at the time such limit is decreased, until such time as such Person’s Beneficial Ownership or Constructive Ownership of shares of Series A Preferred Stock, as applicable, equals or falls below the decreased Series A Ownership Limit, but any further acquisition of shares of Series A Preferred Stock or increased Beneficial Ownership or Constructive Ownership of shares of Series A Preferred Stock, during the period that such decreased Series A Ownership Limit is not effective with respect to such Person, will be in violation of the Series A Ownership Limit and, provided further, that the new Series A Ownership Limit (taking into account any then existing

Excepted Holder Limits to the extent appropriate as determined by the Corporation) would not allow five or fewer Persons to Beneficially Own more than 49% in value of the outstanding Capital Stock.

(ix) Legend. Each certificate representing shares of Series A Preferred Stock, if any, shall bear substantially the following legend, in addition to any other legend that may be required in order to comply with applicable federal and state laws:

The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Articles Supplementary for the Series A Preferred Stock, (i) no Person may Beneficially or Constructively Own shares of the Corporation’s Series A Preferred Stock in excess of the Series A Ownership Limit unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own Series A Preferred Stock that, taking into account other Capital Stock of the Corporation Beneficially or Constructively Owned by such Person, would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iii) no Person may Transfer shares of Series A Preferred Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Series A Preferred Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Series A Preferred Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership set forth in (i) and (ii) above are violated, the shares of Series A Preferred Stock in excess or in violation of the above limitations will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may take other actions, including redeeming shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Articles Supplementary for the Series A Preferred Stock, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Series A Preferred Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office.

Instead of the foregoing legend, a certificate may state that the Corporation will furnish a full statement about certain restrictions on ownership and transfer of the shares to a stockholder on request and without charge.

(c) Transfer of Series A Preferred Stock in Trust.

(i) Ownership in Trust. Upon any purported Transfer or other event described in Section 9(b)(i)(B) that would result in a transfer of shares of Series A Preferred Stock to a Trust, such shares of Series A Preferred Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 9(b)(i)(B). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 9(c)(vi).

(ii) Status of Shares Held by the Trustee. Shares of Series A Preferred Stock held by the Trustee shall be issued and outstanding shares of Series A Preferred Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust. The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Series A Preferred Stock.

(iii) Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Series A Preferred Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Series A Preferred Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or other distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Series A Preferred Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Series A Preferred Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section 9, until the Corporation has received notification that shares of Series A Preferred Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(iv) Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Series A Preferred Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person or Persons, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 9(b)(i)(A). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 9(c)(iv). The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee shall reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 9(c)(iii). Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Series A Preferred Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 9(c)(iv), such excess shall be paid to the Trustee upon demand.

(v) Purchase Right in Series A Preferred Stock Transferred to the Trustee. Shares of Series A Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a gift, devise or other transaction, the Market Price at the time of such gift, devise or other transaction) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which has been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 9(c)(iii). The Corporation shall pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 9(c)(iv). Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

(vi) Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the shares of Series A Preferred Stock held in the Trust would not violate the restrictions set forth in Section 9(b)(i)(A) in the hands of such Charitable Beneficiary. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided for in Section 9(b)(i)(B)(i) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment. The designation of a nonprofit organization as a Charitable Beneficiary shall not entitle such nonprofit organization to continue to serve in such capacity and the Corporation may, in its sole discretion, designate a different nonprofit organization as the Charitable Beneficiary at any time and for any or no reason, provided, however, that if a Charitable Beneficiary was designated at the time the shares of Series A Preferred Stock were placed in the Trust, such Charitable Beneficiary shall be entitled to the rights set forth in herein with respect to such shares of Series A Preferred Stock, unless and until the Corporation opts to purchase such shares.

(d) NYSE Transactions. Nothing in this Section 9 shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Section 9 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 9.

(e) Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Section 9.

(f) Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

(g) Severability. If any provision of this Section 9 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

(h) Applicability of Section 9. The provisions set forth in this Section 9 shall apply to the Series A Preferred Stock notwithstanding any contrary provisions of the Series A Preferred Stock provided for elsewhere in these Articles Supplementary.

Section 10. No Conversion Rights. The shares of Series A Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Corporation or any other entity, except as otherwise provided herein.

Section 11. Record Holders. The Corporation and its transfer agent may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor its transfer agent shall be affected by any notice to the contrary.

Section 12. No Maturity or Sinking Fund. The Series A Preferred Stock has no maturity date, and no sinking fund has been established for the retirement or redemption of Series A Preferred Stock; provided, however, that the Series A Preferred Stock owned by a stockholder in excess of the Series A Ownership Limit shall be subject to the provisions of Section 5 and Section 9 of these Articles Supplementary.

Section 13. Exclusion of Other Rights. The Series A Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Charter and these Articles Supplementary.

Section 14. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 15. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth in the Charter and these Articles Supplementary are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series A Preferred Stock set forth in the Charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 16. No Preemptive Rights. No holder of Series A Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Corporation.

Section 17. Provision of Financial Information. Whether or not it is subject to Section 13 or 15(d) of the Exchange Act, the Corporation will, to the extent permitted under the Exchange Act, file with the Securities and Exchange Commission (the “SEC”) the annual reports, quarterly reports and other documents that the Corporation would have been required to file with the SEC pursuant to such Section 13 or 15(d) if it were so subject, such documents to be filed with the SEC on or prior to the respective dates (the “Required Filing Dates”) by which the Corporation would have been required so to file such documents if it were so subject.

The Corporation will also in any event (1) within 15 days of each Required Filing Date transmit by mail or electronic transmittal to all holders, as their names and addresses appear in the security register, without cost to such holders, copies of the annual reports, quarterly reports and other documents that the Corporation is required to file or would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if it were subject to such sections, provided that the foregoing transmittal requirement will be deemed satisfied if the foregoing reports and documents are available on the SEC’s EDGAR system or on the Corporation’s website within the applicable time period specified above, and (2) if filing such documents with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder.

SECOND: The Series A Preferred Stock has been classified and designated by the Board of Directors, or a duly authorized committee thereof, under the authority contained in the Charter and Sections 2-105 and 2-208 of the MGCL.

THIRD: These Articles Supplementary have been approved by the Board of Directors, or a duly authorized committee thereof, in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall be effective at [   ] [a][p].m., Eastern Time, on [   ], 202[ ].

FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Executive Vice President, Chief Legal Officer, General Counsel and Secretary as of this [ ] day of [   ], 202[ ].

ATTEST:	REALTY INCOME CORPORATION

By:
Michelle Bushore		Sumit Roy
Executive Vice President,		President and Chief Executive Officer
Chief Legal Officer, General Counsel
and Secretary